As filed with the Securities and Exchange Commission on July 17, 2023

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated July 17, 2023

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Rise Companies Corp.

Up to 3,085,000 shares of our Class B Common Stock

Rise Companies Corp. (“Rise Companies”, “Rise”, the “Company”, “we”, “our”, “us” or other similar terms) is continuing to offer up to 3,085,000 shares of our Class B Common Stock to the public, which represents the value of the shares available to be offered as of July 14, 2023 out of the rolling 12-month maximum offering amount of $75 million in our Class B Common Stock taking into account $25.9 million in shares of Class B Common Stock sold over the prior 12-month period. Since this offering commenced on February 13, 2023, we have sold 253,837 shares at $15.15 per share, and 634,902 shares at $15.90 per share for approximately $13.9 million in offering proceeds. We previously settled approximately 18,686,856 shares of our Class B Common Stock in connection with our previous offerings. This does not include 635,555 shares that have been sold in a private placement pursuant to Rule 506(c) of Regulation D (defined below).

There is no minimum number of shares you must acquire in order to make an investment in our Class B Common Stock. We expect to offer Class B Common Stock in this offering until a date three (3) years after the date of the initial qualification of the offering or until we raise the maximum amount being offered, unless terminated by our board of directors at an earlier time. We intend to limit the offer and sale of our Class B Common Stock in this offering solely to investors who have purchased one or more investments sponsored by us. See “Securities Being Offered” and “Plan of Distribution” for a fuller description of our Class B Common Stock to be sold pursuant to this offering circular.

There is no established public trading market for our Class B Common Stock.

Investing in our Class B Common Stock is speculative and involves substantial risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 11 to read about the more significant risks you should consider before buying our Class B Common Stock. Potential investors are urged to consult their tax advisors regarding the tax consequences to them, in light of their particular circumstances, of acquiring, holding and disposing of our Class B Common Stock.

The United States Securities and Exchange Commission (the “SEC”) does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered are exempt from registration.

	Per Share	Total Maximum (1)
Public Offering Price (2)	$15.90	$62,992,072	(5)
Underwriting Discounts and Commissions (3)	$—	$—
Proceeds to Us from this Offering to the Public (Before Expenses (4))	$15.90	$62,992,072	(5)
Proceeds to Other Persons	$—	$—

(1)	This is a “best efforts” offering, which means we are only required to use our best efforts to sell the Class B Common Stock offered in this offering.

(2)	The price per share shown was arbitrarily determined by our board of directors and may be changed from time to time by our board of directors in its sole discretion.

(3)	Investors will not pay upfront selling commissions in connection with the purchase of our Class B Common Stock.

(4)	All expenses incurred as a result of this offering, which we estimate to be approximately $300,000, will be borne by us. Estimated expenses include all expenses incurred from the commencement of this offering through the expected termination of this offering in 2026, when we expect to file a new offering statement on Form 1-A. Purchasers of our Class B Common Stock are not directly responsible for costs incurred as a result of this offering.

(5)	Since this offering commenced on February 13, 2023, total maximum calculations take into account 253,837 of Class B common shares previously sold under this offering at the offering price of $15.15 per share, and 634,902 of Class B common shares previously sold under this offering at the offering price of $15.90 per share. We are currently continuing to offer an additional $49.1 million in our Class B common shares, which, when taken together with the approximately $25.9 million in Class B common shares sold in our previous offering in the last 12-months, is less than the rolling 12-month maximum offering amount of $75 million allowable under Regulation A. As of July 14, 2023, we have raised approximately $183.5 million from shares that were previously qualified as follows:

Date of Qualification	Number of Class B Shares Qualified
January 31, 2017	2,000,000
February 15, 2017	1,000,000
July 28, 2017	2,000,000
August 22, 2018	5,000,000
February 27, 2020	2,598,884
November 27, 2020	2,163,000
July 28, 2021	3,576,000
March 7, 2022	2,887,000
May 31, 2022	1,977,000
August 15, 2022	1,333,000
February 13, 2023	1,298,000
Total Prior Qualified Shares	25,832,884

Our office is located at 11 Dupont Circle NW, 9th Floor, Washington, DC 20036. Our telephone number is (202) 584-0550. Information regarding the Company is also available on our web site at www.fundrise.com, the contents of which (other than the offering statement, this offering circular and the appendices and exhibits thereto) are not incorporated by reference in, or otherwise a part of, this offering circular.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to non-natural persons and we are entitled to apply different rules to accredited investors. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A (“Regulation A”) under the Securities Act of 1933, as amended (the “Securities Act”). For general information on investing, we encourage you to refer to www.investor.gov.

We are providing the disclosure in the format prescribed by Part II of Form 1-A.

The date of this offering circular is [DATE]

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the offering circular. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on the Fundrise Platform website, www.fundrise.com and via our iOS or Android mobile applications (the “Fundrise Platform”). The contents of the Fundrise Platform (other than the offering statement, this offering circular and the appendices and exhibits thereto) are not incorporated by reference in, or otherwise a part of, this offering circular.

We, and if applicable, those selling Class B Common Stock on our behalf in this offering, will be permitted to make a determination that the purchasers of Class B Common Stock in this offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Class B Common Stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Class B Common Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Class B Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) and (ii) all other investors so long as their investment in our Class B Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our Class B Common Stock is being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our Class B Common Stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person:

1.	who has an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person;

2.	who has earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

3.	who has certain professional certifications, designations or credentials or other credentials issued by an accredited educational institution, as designated by the Securities and Exchange Commission (“SEC”); or

4.	who, with respect to investments in a private fund, are “knowledgeable employees” of the fund, as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The list above is non-exhaustive; prospective investors should review Rule 501 of Regulation D for more details on whether they are an “accredited investor.” If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

OFFERING CIRCULAR SUMMARY

This offering summary highlights material information regarding our business and this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire offering circular carefully, including the “Risk Factors” section before making a decision to invest in our Class B Common Stock.

Rise Companies Corp.

Rise Companies, together with its affiliate organizations ("Fundrise"), combines modern financial technology and what we believe is best-in-breed investment management to build the next generation of alternative asset management infrastructure. We generate revenue from fees related to a portfolio of approximately $6.5 billion of real estate and technology assets. Our technology platform has allowed us to build a differentiated business with a significant competitive advantage, including approximately 397,000 investors, 2 million users, and cutting-edge software infrastructure.

In the pursuit of our mission to democratize investing in private markets, we believe we are now the largest direct-to-investor alternative asset manager in America. With over 300 employees, half of whom are technology professionals and software engineers, our aim is to build and own the future of private markets.

We generate the majority of our revenues from (i) investment management fees from our Investment Products, (ii) platform advisory fees from investors in our Investment Products, (iii) real estate portfolio strategy fees for acquisition and capital markets services provided paid by our Investment Products and their affiliate entities, and (iv) real estate operating platform fees paid by our Investment Products and their affiliate entities.

The chart below shows the relationship among us and our affiliates as of June 30, 2023.

We operate through the following consolidated subsidiaries, with the following activities:

•	Fundrise, LLC (“Fundrise, LLC”), a wholly-owned subsidiary, owns and operates the Fundrise Platform that allows investors to become equity or debt holders in alternative investment opportunities.

•	Fundrise Lending, LLC (“Fundrise Lending”), a wholly-owned subsidiary, is a licensed finance lender in the State of California that facilitates real estate loans (“Real Estate Loans”).

•	National Commercial Real Estate Trust (the “Trust”), a wholly-owned statutory trust, which historically acquired loans from Fundrise Lending, LLC and held them for the sole benefit of certain investors that had purchased Project-Dependent Notes (“Notes,” “Note,” and “the Notes”) issued by the Trust and that related to specific underlying loans for the benefit of the investor.

•	National Commercial Real Estate Trustee, a wholly-owned subsidiary, acts as the manager trustee of the Trust.

•	Fundrise Advisors, LLC (“Fundrise Advisors”), a wholly-owned subsidiary, is a registered investment advisor with the Securities and Exchange Commission (“SEC”) that acts as the non-member manager for the real estate investment trust programs and the real estate investment fund programs sponsored by the Company and offered for investment via the Fundrise Platform.

•	Fundrise LP, a limited partnership (“Fundrise LP”), is an affiliate of Rise and was created with the intent to directly benefit the Company by driving its growth and profitability. Rise owns approximately 2% of Fundrise LP and has the ability to direct its assets.

•	Fundrise Management, LLC is the sole member and manager of Fundrise GP I, LLC, which is the general partner of Fundrise, L.P.

•	RSE Capital Partners, LLC, a wholly-owned subsidiary, acts as an originator for real estate assets for our Investment Products.

•	RSE Development, LLC, a wholly-owned subsidiary, acts as a developer of real estate assets for our Investment Products.

•	Popularise, LLC, a wholly-owned subsidiary, owns and operates the Popularise website, which allows developers to seek input from the public on potential future tenants.

•	Fundrise Servicing, LLC, a wholly-owned subsidiary, acts as a servicer for our Investment Products.

•	Fundrise Real Estate, LLC, a wholly-owned subsidiary, is a real estate operating platform through which many of the real estate assets of our Investment Products are managed.

•	Equitize, LLC, a wholly-owned subsidiary, owns and operates a software platform through which companies and individuals can manage and transact their private company securities.

•	Certain unlaunched investment programs that are not yet being offered to investors.

The Company has sponsored the following investment programs as of the date of this filing:

•	Fundrise Equity REIT, LLC, Fundrise West Coast Opportunistic REIT, LLC, Fundrise East Coast Opportunistic REIT, LLC, Fundrise Midland Opportunistic REIT, LLC, Fundrise Growth eREIT II, LLC, Fundrise Growth eREIT III, LLC, Fundrise Development eREIT, LLC, Fundrise Growth eREIT VII, LLC, and Fundrise Balanced eREIT II, LLC are real estate investment trust programs (the “eREITs”). The Company previously sponsored eight other eREITs: Fundrise Growth eREIT VI, LLC and Fundrise Balanced eREIT, LLC, which merged into Fundrise Growth eREIT II, LLC and Fundrise Equity REIT, LLC, respectively, on September 1, 2022; and Fundrise Real Estate Investment Trust, LLC, Fundrise Income eREIT II, LLC, Fundrise Income eREIT III, LLC, Fundrise Income eREIT 2019, LLC, Fundrise eREIT XIV, LLC, and Fundrise Income eREIT V, LLC, which merged into Fundrise Income Real Estate Fund, LLC on March 31, 2022.

•	Fundrise eFund, LLC is a real estate investment fund program (the “eFund”).

•	Fundrise Real Estate Interval Fund, LLC (the “Flagship Fund”) is a Delaware limited liability company that is registered under the Investment Company Act, as a non-diversified, closed-end management investment company that is operated as an interval fund.

•	Fundrise Income Real Estate Fund, LLC (the “Income Interval Fund”) is a Delaware limited liability company, newly organized during 2022, and formed by the merging of Fundrise Real Estate Investment Trust, LLC, Fundrise Income eREIT II, LLC, Fundrise Income eREIT III, LLC, Fundrise Income eREIT 2019, LLC, Fundrise eREIT XIV, LLC, and Fundrise Income eREIT V, LLC, that is registered under the Investment Company Act, as a non-diversified, closed-end management investment company that is operated as an interval fund.

•	Fundrise Growth Tech Fund, LLC (the “Innovation Fund”) is Delaware limited liability company, newly organized during 2022, that is registered under the Investment Company Act, as a non-diversified, closed-end management investment company that is operated as a tender offer fund.

•	Fundrise Opportunity Fund, LP and Fundrise Opportunity Zone OP, LLC (collectively referred to as the “Opportunity Fund” or the “oFund”), make up a tax-advantaged real estate investment fund program offered under Regulation D (“Regulation D”) of the Securities Act of 1933, as amended (the “Securities Act”).

•	Fundrise Opportunistic Credit Fund, LLC (the “Credit Fund”) is a newly organized Delaware limited liability company offered under Regulation D of the Securities Act, that is offered through the Fundrise Platform.

The eREITs, eFund, oFund, Credit Fund, Flagship Fund, Income Interval Fund and Innovation Fund are referred to, individually or collectively as the context requires, as the “Fundrise Investment Products,” or “Investment Products”.

Through the Fundrise Platform, we reduce upfront fees and costs to investors in the Investment Products by eliminating high-fee broker-dealers and other intermediaries, while removing the double promote for average investors (where real estate and alternative fund sponsors receive a share of the profits in the distribution waterfall) common with alternative asset investments. We believe our direct online investment model allows us to more efficiently raise and invest capital than through conventional institutional avenues.

Other than our initial seed investments in each of the Investment Products, we do not assume the long-term credit risk of the investments facilitated through the Fundrise Platform.

Our historical growth rates in facilitating investments through the Fundrise Platform reflect a deliberate strategy which has allowed us to build and develop the various enterprise functions needed to support our scale, including operations, risk controls, customer support, compliance and technology. Demand from real estate operators and investors will continue to inform our business and investment product decisions, but we have so far failed to see value for our investors in compromising the long-term quality of our underwriting to pursue short-term measures that we believe would result in investment performance below our standards.

Our office is located at 11 Dupont Circle NW, 9th Floor, Washington, D.C. 20036. Our telephone number is (202) 584-0550. Information regarding the Company is also available on our web site at www.fundrise.com.

As of the date of this filing, we had 302 employees.

Timeline of Innovation and Growth

FUNDRISE

TIMELINE OF

Innovation & Growth

2011 — Filed a **provisional patent application** for Systems and Methods for Online Securitization of Illiquid Assets.

2012 — Sponsored the first ever online real estate offering under Regulation A of the Securities Act for a property at 1351 H Street NE, in Washington, D.C. To our knowledge**, we invented online real estate investing.**

2014 — Renren Inc. led our Series A convertible preferred stock financing round and raised $24.7 million. Launched Notes Program **allowing investors to deploy capital targeting returns tied to select real estate assets** through a simplified online investment process.

2015 — Sponsored the **first ever online real estate investment trust** available to anyone in the U.S. (an “eREIT”™), called Fundrise Real Estate Investment Trust, LLC.

2016 — Surpassed 100,000 users on the Fundrise Platform and $100 million in AUM in the Sponsored Programs.

2017 — Surpassed $200 million in AUM in the Sponsored Programs.

2018 — Surpassed 50,000 active investor accounts and 250,000 users on the Fundrise Platform. Surpassed $500 million in AUM in the Sponsored Programs.

2019 — Launched the **Fundrise iOS mobile** application.

2020 — Launched the **Fundrise Android mobile** application.

2021 — Launched our **Flagship Fund**. Secured a **$300 million credit facility** from Goldman Sachs. Lowered the investment minimum to $10, our **lowest minimum investment ever**. Surpassed 1 million users on the Fundrise Platform. Surpassed $2.0 billion in AUM. Raised over a $100 million dollars in single month. Surpassed 200,000 active investor accounts on the Fundrise Platform.

2022 — Surpassed $3.0 billion in AUM in the Sponsored Programs. Completed the Income eREIT merger into the Fundrise Income Interval Fund. Surpassed 300,000 active investor accounts and 1.5 million users on the Fundrise Platform. Launched the **Innovation Fund**, a tender offer fund registered under the Investment Company Act of 1940.

2023 — Launched the **Opportunistic Credit Fund**. Introduced the **Fundrise Pro** membership for investors seeking more portfolio control. Launched **Fundrise for Advisors**. Surpassed 397,000 active investors accounts and 2M+ users on the Fundrise platform.

SYSTEMS AND METHODS FOR ONLINE SECURITIZATION OF ILLIQUID ASSETS
Provisional Patent
FILED
For Sale
1351 H Street NE
100K USERS
$100M AUM
$200M AUM
250K USERS
50K ACTIVE INVESTORS
100K ACTIVE INVESTORS
FUNDRISE
200K ACTIVE INVESTORS
1M USERS
$1.5B AUM
$2B AUM
$2.5B AUM
300K ACTIVE INVESTORS
1.5M USERS
$3B AUM
2M USERS
398K ACTIVE INVESTORS
$3.2B AUM

Recent Developments

Capital Raised

The Company is currently offering up to approximately $49.1 million of its Class B Common Stock, which represents the value of the shares available to be offered as of July 14, 2023 out of the rolling 12-month maximum offering amount of $75 million in our Class B Common Stock taking into account approximately $25.9 million in shares of Class B Common Stock sold over the prior 12-month period. The Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may occur sporadically over the term of the Offering. As of July 14, 2023 we have sold approximately 19.6 million shares of our Class B Common Stock at varying prices as set forth below, for approximately $183.5 million in gross offering proceeds. This does not include 635,555 shares that have been sold in a private placement pursuant to Rule 506(c) of Regulation D for proceeds of $7,199,982.

Offering Results

Effective Date of Price per Share	Price Per Share	Number of Class B Common Shares Sold	Offering Proceeds
January 31, 2017	$5.00	2,884,129	$14,420,645
July 28, 2017	5.50	699,880	3,849,340
January 27, 2018	6.00	649,781	3,898,686
May 22, 2018	6.30	240,589	1,515,711
July 23, 2018	6.60	522,878	3,450,995
October 19, 2018	6.90	814,870	5,622,603
January 31, 2019	7.30	1,073,630	7,837,499
May 3, 2019	7.67	457,748	3,510,927
July 26, 2019	8.05	1,029,649	8,288,674
October 18, 2019	8.45	840,831	7,105,022
January 21, 2020	8.87	814,948	7,228,589
July 17, 2020	9.09	1,738,062	15,798,984
February 17, 2021	9.54	1,557,297	14,856,613
April 28, 2021	10.90	492,080	5,363,672
August 16, 2021	11.44	1,002,310	11,466,426
January 24, 2022	13.08	1,495,850	19,565,718
March 7, 2022	15.00	1,167,935	17,519,025
June 3, 2022	15.15	1,458,226	22,092,124
May 3, 2023	15.90	634,902	10,094,942
Totals	—	19,575,595	$183,486,195

Shares are currently offered pursuant to this offering circular and are sold on a continuous basis only to existing investors in the Investment Products. The funds received from the issuance of our Class B Common Stock are a primary source of capital for our operating expenditures.

Impact of COVID-19 on our Business

Given that the majority of our income is derived from the fees we receive from the Investment Products we have in the past sponsored, and expect in the future to sponsor, the impact of COVID-19 on the Investment Products’ business and operations will have a material impact on our business.

For information regarding the potential impact of the COVID-19 pandemic on the various assets held by the Investment Products we sponsor, please see the following links for information that was the subject of previous supplements to our Offering Circular:

•	Blog post titled What You Should Expect from Fundrise During the Next Financial Crisis – originally published in October 2017, this blog post has been republished annually and is re-sent to every new investor within 60 days of their first investment
•	Blog post titled Year-end letter to investors – 2019, published January 16, 2020
•	Blog post titled How We’re Navigating the Global Coronavirus Outbreak, originally published March 11, 2020

•	Investor Letter and Fundrise Stress Test, originally published April 3, 2020
•	Investor Letter regarding portfolio performance over the first half of 2020, originally published July 1, 2020
•	Investor Letter providing update on Fundrise during the first half of 2020, originally published July 16, 2020
•	Investor Letter providing year-end update on Fundrise, originally published January 21, 2021
•	Investor Letter providing year-end highlights and a look forward to 2021, originally published February 17, 2021
•	Question and Answer session with Chief Executive Officer, Ben Miller, originally published March 4, 2021
•	Investor Letter providing update on first quarter of 2021, originally published April 6, 2021
•	Investor Letter providing update on first half of 2021, originally published July 7, 2021
•	Investor Letter providing update on Fundrise during Q3 of 2021, originally published October 1, 2021
•	Investor Letter providing update on Fundrise during Q3 of 2021, originally published October 22, 2021

•	Investor Letter providing year-end highlights on Fundrise and a look forward to 2022, originally published January 13, 2022
•	Investor Letter providing year-end highlights and a look forward to 2022, originally published January 27, 2022
•	Investor Letter providing update on Fundrise during Q1 of 2022, originally published April 5, 2022
•	Investor Letter providing update on Fundrise mid-quarter Q2 of 2022, originally published May 18, 2022
•	Investor Letter providing update on first half of 2022, originally published July 26, 2022
•	Investor Letter providing update on internet Public Offering (iPO) mid-year information, originally published August 15, 2022
•	Investor Letter providing update on Fundrise mid-quarter Q3 of 2022, originally published October 11,2022
•	Investor Letter providing year-end highlights and a look forward to 2023, originally published January 5, 2023
•	Investor Letter providing update on Fundrise during Q1 of 2023, originally published April 12, 2023
•	Investor Letter providing update on first half of 2023, originally published July 12, 2023

For more information on how COVID-19 has impacted, and may continue to impact, our operations, see “Risk Factors – Risks Relating to Economics Conditions”.

We are encouraged by both the performance of the managed real estate assets held by our Investment Products and by our own ability to navigate and continue to grow throughout the economic upheaval and public health crisis brought on by the COVID-19 pandemic that caused many businesses to radically shift their operations during a majority of 2020, 2021, and 2022, now coupled with a period of heightened economic uncertainty due to inflation that is not transitory in nature, supply chain problems initially brought on by pandemic disruptions and exacerbated by the Russian invasion of Ukraine, and other factors.

We achieved a 30% growth in Fundrise Platform’s AUM for the eighteen months ending June 30, 2023. It has been our belief that as the broader demographic tailwinds create a new generation full of millions and millions of new investors, the platform that was able to provide consistently strong performance with the best overall experience would be well-positioned to succeed. According to the Deloitte Center for Financial Services, the vast majority of new wealth creation in the United States will come from Generation X and Millennials, who will increase from approximately 28% in 2020 to 47% in 2030 of all wealth in the United States. Fundrise is well positioned to become the go-to platform for the rising generations to invest in the real estate industry and other alternative asset classes, and to leverage data and technology in its efforts to empower and center the individual as the key stakeholder in the financial services markets.

Since the start of 2022, we continued to build on our products and improve the overall platform, most notably:

•	The Fundrise Investment Products generated consistently strong returns for investors in our Investment Products relative to the broader stock market and publicly listed REITs. Based on our long-term focus and strategy, Fundrise delivered our strongest ever total performance in 2021, generating an average net return for investors in our Investment Products of 22.99%. As the public markets faltered in 2022, the average net return for our investors for 2022 was approximately 1.50% with the Investment Products achieving their best relative performance ever, beating the S&P 500 on an absolute basis by nearly 20%. As of June 30, 2023, despite headwinds brought on by further interest rate hikes, our income-focused funds continued to achieve an average net total return of 0.65%.

•	We streamlined the Fundrise Investment Products’ investor experience by merging six of the Income eREITs into the new Income Interval Fund, which is our second real estate fund registered under the Investment Company Act (a “40 Act Fund”). As of June 30, 2023, $2.0 billion of our total $3.19 billion AUM in the Investment Products, or approximately 62%, is in a 40 Act Fund. We believe this shift to the 40 Act Fund structure will benefit investors in our Investment Products with increased efficiency and diversification due to their larger overall scale, which will allow raising and deploying into strong income return focused assets, with the aim of further driving down fund-level operating costs, ultimately resulting in stronger potential returns for such investors.

•	The Fundrise Investment Products secured additional credit facilities on their portfolio of real estate assets for a total committed value of $815 million with major financial institutions as of June 30, 2023 including Goldman Sachs Bank (NYSE: GS), The Hartford (HIG), Metlife (NYSE: MET), KeyBank (NYSE: KEY), Regions Financial Corp (NYSE: RF), Citizens Financial Group (NYSE: CFG), and US Bank (NYSE: USB).

•	We have built up the single-family rental home operating platform and portfolio held by certain of the Fundrise Investment Products to a total of more than $1.4 billion of real estate under management, consisting of approximately 4,500 homes across over 80 communities as of June 30, 2023. Our goal is to create a portfolio of homes that can achieve operating economies of scale, generating consistent income, while at the same time positioning the Investment Products to capture what we believe will be outsized price appreciation thanks to the confluence of demographic factors driving demand for affordably-priced rental homes.

•	We completed the full deployment of our real estate operating platform where we took on the work from former partners, which allows us to use “software-first” solutions to manage deal origination and investment data capture and a systems-based approach to asset management and operations (the “Real Estate Operating Platform”). We believe this will better serve investors in our Investment Products with lower, less complex, more transparent fees earned by fewer, incentive-aligned, scalable, and sustainable parties without the potential bias or associated marginal costs. Most importantly we are not charging carried interest or a promote to our average investors (generally 20% of the profits in the distribution waterfall to be paid to other sponsors). We believe this aligns our incentives to create better outcomes for individuals as we don’t have a disproportionately large share in the upside (a consideration that often leads to short-term thinking and profit motivations).

•	In July 2022, we launched the Fundrise Innovation Fund, seeking to raise $1 billion for a first-of-its kind, perpetual growth equity fund aimed at democratizing access to investments in top private technology companies.

June 30, 2023 year-to-date net returns of all client accounts by investment plan objective:

Plan objective	Income	Balanced	Growth	Overall
Dividends	1.96%	0.96%	0.60%	0.99%
Appreciation	-1.30%	-1.86%	-2.12%	-1.87%
Net Total Return(1)	0.65%	-0.90%	-1.53%	-0.88%

(1)	“Net Total Return” consists of the time-weighted, weighted-average aggregate returns of Fundrise Advisors client accounts that have participated in the indicated investment plan objective during the period indicated, calculated using the Modified Dietz method. Net total returns are inclusive of dividends and capital gains / losses, are net of fees, and include shares which were acquired via dividend reinvestment. “NAV distributions” (if any) are considered as part of the appreciation / price return component. Net total returns do not include investments in the Fundrise Opportunity Fund, Innovation Fund, and Credit Fund.

Looking back over the last few years - from the COVID-19 pandemic, to the non-transitory inflationary period, to pandemic instigated and war-related global supply chain problems - we believe the combination of the right assets (multifamily residential, single-family rental, and last-mile industrial), owned at reasonable basis (often at or below replacement cost), in the right markets (currently in the Sunbelt), and at relatively conservative leverage (generally less than 50% LTV at a portfolio level) all work together to create what we believe is a remarkably stable foundation (or fortress) able to weather a potentially severe economic storm.

While success is never guaranteed, we believe we continue to be on track to build a world class data and technology-enabled alternative asset investment platform.

Our Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board of directors has ultimate responsibility for our operations, corporate governance, compliance and disclosure. We have five members on our board of directors, three of whom have been determined by our board of directors to be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Stock Market LLC, even though we are not currently subject to such rules.

About the Fundrise Platform

Fundrise, LLC, owns and operates the Fundrise Platform, which may be found on the website: www.fundrise.com. The Fundrise Platform allows investors to become equity or debt holders in alternative investments. Through the use of the Fundrise Platform, investors can browse and screen alternative investments, view details of an investment and sign legal documents online.

Benjamin S. Miller, our co-founder and Chief Executive Officer, is responsible for overseeing our and our affiliates’ day-to-day operations.

THE OFFERING

Class B Common Stock we are offering	3,085,000 shares of Class B Common Stock.

Class B Common Stock outstanding as of July 14, 2023	19,531,621 shares of Class B Common Stock.

Class B Common Stock to be outstanding immediately after this offering if all shares being offered are sold	22,616,621 shares of Class B Common Stock.

Class A Common Stock to be outstanding immediately after this offering	2,455,894 shares of Class A Common Stock.

Class F Common Stock to be outstanding immediately after this offering	10,000,000 shares of Class F Common Stock.

Preferred stock to be outstanding immediately after this offering	11,865,046 shares of Series A Preferred Stock.

Voting power held by holders of Class B Common Stock after giving effect to this offering	0%

Voting power held by holders of Class A Common Stock after giving effect to this offering	2.15%

Voting power held by holders of Class F Common Stock after giving effect to this offering	87.47%

Voting power held by holders of Series A Preferred Stock after giving effect to this offering	10.38%

Voting Rights	Class B Common Stock carries no voting rights. One vote per share for Class A Common Stock, ten votes per share for Class F Common Stock, and one vote per share for Series A Preferred Stock. For additional information, see “Securities Being Offered.”

Use of Proceeds	The principal purposes of this offering are to increase our capitalization and financial flexibility. As of the date of this offering circular, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Currently, we intend to use the net proceeds to us from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. For additional information, see “Use of Proceeds” below.

Investment Requirements	There is no minimum number of shares you must acquire in order to make an investment in our Class B Common Stock.

We intend to initially limit the offer and sale of our Class B Common Stock in this offering solely to investors who have purchased one or more investments sponsored by us. For additional investment requirements, see “State Law Exemption and Purchase Restrictions.”

Liquidity Event	Subject to then existing market conditions, we may consider alternatives for providing liquidity to our stockholders within three to five years from the completion of this offering. However, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that time frame. Our board of directors has the discretion to consider a liquidity transaction at any time if it determines such event to be in our best interests, such as, but not limited to, a listing of our common stock on a national securities exchange or a similar transaction. We do not have a stated term, as we believe setting a finite date for a possible, but uncertain future liquidity transaction may result in actions that are not necessarily in the best interest, or within the expectations of, our stockholders. Accordingly, stockholders should be prepared to hold their shares of Class B Common Stock indefinitely.

Risk Factors	Investing in our Class B Common Stock involves a high degree of risk. You should carefully review the “Risk Factors” section of this offering circular, beginning on page 11, which contains a detailed discussion of the material risks that you should consider before you invest in our Class B Common Stock.

RISK FACTORS

An investment in our Class B Common Stock involves substantial risks. You should carefully consider the following risk factors in addition to the other information contained in this offering circular before purchasing shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Statements Regarding Forward-Looking Information.”

Risks Related to Our Business

The growth of our business depends in large part on our ability to raise capital from investors. If we are unable to raise capital from new or existing investors or existing investors decide to withdraw their investments from our Investment Products, our Investment Products will be unable to deploy such capital into investments and we will be unable to collect additional fees, which would have a negative effect on our growth prospects.

Our ability to raise capital from investors depends on a number of factors, including many that are outside our control. Investors may choose not to make investments with alternative asset managers, including sponsors of real estate investment programs and private real estate investment funds, and may choose to invest in asset classes and fund strategies that we do not offer. Poor performance of our Investment Products could also make it more difficult for us to raise new capital. Investors and potential investors in our Investment Products continually assess the performance of our Investment Products independently and relative to market benchmarks and our competitors, and our ability to raise capital for existing and future Investment Products depends on our performance. If economic and market conditions deteriorate, we may be unable to raise sufficient amounts of capital to support the investment activities of our new and future Investment Products. In addition, one of our key growth strategies is the expansion of our product offerings through the development of new Investment Products. If we are unable to successfully raise capital for our existing and future Investment Products, we will be unable to collect additional fees in connection with our management of our Investment Products, which would have a negative effect on our growth prospects. Our revenues consist primarily of (i) investment management fees from our Investment Products, (ii) platform advisory fees from investors in our Investment Products, (iii) real estate portfolio strategy fees for acquisition and capital markets services provided paid by our Investment Products and their affiliate entities, and (iv) real estate operating platform fees paid by our Investment Products and their affiliate entities.

In addition, investors are typically permitted to withdraw their investments from our Investment Products through various redemption plans. In difficult market conditions, the pace of investor redemptions or withdrawals from our Investment Products could accelerate if investors move their funds to investments they perceive as offering greater opportunity or lower risk. Although redemptions of investments in our Investment Products are generally subject to certain restrictions, redemptions could have the effect of decreasing the capital available for investments in our Investment Products and reduce our revenues and cash flows.

We are currently incurring net losses and expect to continue incurring net losses in the future.

We are currently incurring net losses and expect to continue incurring net losses in the future. Our failure to become profitable could impair the operations of the Fundrise Platform by limiting our access to working capital to operate the Fundrise Platform. In addition, we expect our operating expenses to increase in the future as we expand our operations. If our operating expenses exceed our expectations, our financial performance could be adversely affected. If our revenue does not grow to offset these increased expenses, we may never become profitable. In future periods, we may not have any revenue growth, or our revenue could decline.

The loss of our executive officers or key personnel could have an adverse effect on our business. Our ability to attract and retain qualified investment professionals is critical to our success.

We depend on the investment expertise, skill and network of business contacts of our executive officers and key personnel. Our executive officers and key personnel evaluate, negotiate, structure, execute, monitor and service our investments. Our future success will depend to a significant extent on the continued service and coordination of our executive officers and key personnel. In particular, Benjamin S. Miller, our co-founder and Chief Executive Officer, is critical to the management of our business and operations and the development of our strategic direction. The departure of Mr. Miller or of any other executive officers or key personnel could have an adverse effect on our ability to achieve our investment objective.

The ability of the Investment Products to achieve their investment objectives depends on our ability to identify, analyze, invest in, finance and monitor real estate investments that meet their investment criteria. Our capabilities in structuring the investment process and providing competent, attentive and efficient services to our Investment Products depend on the employment of investment professionals in adequate number and of adequate sophistication to match the corresponding flow of transactions. To achieve the investment and growth objectives of the Investment Products, we may need to hire, train, supervise and manage new investment professionals to participate in our investment selection and monitoring process. We may not be able to find investment professionals in a timely manner or at all. We also face competition from other industry participants for the services of qualified investment professionals, both with respect to hiring new and retaining current investment professionals. Failure to support our investment process could have an adverse effect on our business, financial condition and results of operations. We do not carry any “key man” insurance that would provide us with proceeds in the event of the death or disability of our executive officers or key personnel.

Our business model depends to a significant extent upon strong relationships with key persons and companies in the real estate market for sources of investment opportunities. The inability of our executive officers or key personnel to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.

We expect that certain of our executive officers and key personnel will maintain and develop our relationships with key persons and companies in the real estate market, and our Investment Products will rely to a significant extent upon these relationships to provide them with potential investment opportunities. Certain key persons and companies in the real estate market regularly provide us with access to their transactions. If our executive officers and key personnel fail to maintain their existing relationships or develop new relationships with key persons and companies in the real estate market for sources of investment opportunities, we will not be able to grow the investment portfolios of our Investment Products. In addition, individuals with whom our executive officers and key personnel have relationships are not obligated to provide us with investment opportunities, and, therefore, there is no assurance that such relationships will generate investment opportunities for our Investment Products s.

The investment management business is intensely competitive.

The investment management business is intensely competitive, with competition based on a variety of factors, including investment performance, continuity of investment professionals and relationships with key persons in the real estate market, the quality of services provided to partner real estate operators, corporate positioning, business reputation and continuity of differentiated products. A number of factors, including the following, serve to increase our competitive risks:

•	a number of our competitors have greater financial, technical, marketing and other resources, including a lower cost of capital and better access to funding sources, more established name recognition and more personnel than we do;

•	there are relatively low barriers impeding entry to new investment funds, including a relatively low cost of entering these businesses;

•	the recent trend toward consolidation in the investment management industry, and the securities business in general, has served to increase the size and strength of our competitors;

•	some competitors may invest according to different investment styles or in alternative asset classes that the markets may perceive as more attractive than our investment approach;

•	some competitors may have higher risk tolerances or different risk assessments than we or our Investment Products have;

•	other industry participants, private real estate funds and alternative asset managers may seek to recruit our qualified investment professionals; and

•	we have a limited operating history and investors may choose conventional platforms with more operating experience and name recognition.

If we are unable to compete effectively, our revenue would be reduced and our business could be adversely affected.

Poor performance of our Investment Products would cause a decline in our revenues and results of operations and could adversely affect our ability to raise capital for future Investment Products.

We generate the majority of our revenues from (i) investment management fees from our Investment Products, (ii) platform advisory fees from investors in our Investment Products, (iii) real estate portfolio strategy fees for acquisition and capital markets services provided paid by our Investment Products and their affiliate entities, and (iv) real estate operating platform fees paid by our Investment Products and their affiliate entities.

If any of our Investment Products perform poorly, either by incurring losses or underperforming benchmarks, as compared to our competitors or otherwise, our investment record would suffer. As a result, our revenues may be adversely affected and the value of our assets under management could decrease, which may, in turn, reduce our fees. Poor performance of our Investment Products could also make it more difficult for us to raise new capital. Investors in our Investment Products may decline to invest in future Investment Products we form as a result of poor performance. Investors and potential investors in our Investment Products continually assess the performance of our Investment Products independently and relative to market benchmarks and our competitors, and our ability to raise capital for existing and future Investment Products and avoid excessive redemption levels depends on our Investment Products’ performance. Accordingly, poor performance may deter future investment in our Investment Products and thereby decrease the capital invested in our Investment Products and, ultimately, our revenues. Alternatively, in the face of poor performance of our Investment Products, investors could demand lower fees or fee concessions for existing or future Investment Products which would likewise decrease our revenues.

The performance of our Investment Products depends primarily on the performance and net value of the underlying properties that our Investment Products own or in which our Investment Products make debt or equity investments. Lack of performance or a reduction of the net value of some of these properties may adversely affect the performance of our Investment Products, and our financial condition and results of operations would be harmed.

Our success depends significantly upon the performance and net value of the properties that our Investment Products own or in which our Investment Products make debt or equity investments. The performance and net value of these properties is subject to risks typically associated with real estate, which include the following many of which are partially or completely outside of our control:

•	climate change and natural disasters such as hurricanes, earthquakes and floods, or acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001, may result in substantial damage to the properties;

•	adverse changes in national and local economic and real estate conditions, including potential increases in interest rates and declines in real estate values, may adversely affect the investments of our Investment Products;

•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of competing properties to prospective tenants may limit our Investment Products' ability to attract or retain tenants;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances may adversely affect the use of or rental income generated by the properties, and the related costs of compliance therewith and the potential for liability under applicable laws may result in losses to our Investment Products;

•	remediation and liabilities associated with environmental conditions affecting properties may result in significant costs to our Investment Products;

•	uninsured or underinsured property losses may result in corresponding losses to our Investment Products;

•	an inability to realize estimated market rents may adversely affect the financial conditions of our Investment Products;

•	a concentration of investments in properties in one sector (such as residential or retail properties) may leave our Investment Products’ profitability vulnerable to a downturn or slowdown in such sector and expose our Investment Products to risks unique to such sector;

•	the geographic concentration of investments in a limited number of regions may expose our Investment Products to adverse conditions in such regions;

•	properties that have significant vacancies could be difficult to sell, which could diminish the return on these properties;

•	lease defaults or terminations by tenants could reduce our Investment Products’ net income;

•	the profitability of investments in retail properties will be significantly impacted by the success and economic viability of the retail anchor tenants;

•	potential development and construction delays and resultant increased costs and risks may hinder our Investment Products’ results of operations and decrease net income;

•	actions of any joint venture partners that our Investment Products may have could reduce the returns on joint venture investments;

•	the commercial real estate loans our Investment Products originate or invest in could be subject to delinquency, foreclosure and loss, which could result in losses to our Investment Products;

•	investments in non-conforming or non-investment grade rated loans involve greater risk of loss;

•	changes in interest rates and/or credit spreads could negatively affect the value of any debt investments our Investment Products may make, which could result in reduced earnings or losses;

•	prepayments can adversely affect the yields on any debt investments our Investment Products may make;

•	many of our Investment Products’ investments are illiquid and our Investment Products may not be able to vary their portfolios in response to changes in economic and other conditions; and

•	if our Investment Products overestimate the value or income-producing ability or incorrectly price the risks of investments, they may experience losses.

Fees received in connection with the management of our Investment Products comprise a significant portion of our revenues and a reduction in or elimination of such fees, including from the termination of certain relationships with our Investment Products, could have an adverse effect on our revenues and results of operations.

Our primary sources of revenue currently consist of (i) investment management fees from our Investment Products, (ii) platform advisory fees from investors in our Investment Products, (iii) real estate portfolio strategy fees for acquisition and capital markets services provided paid by our Investment Products and their affiliate entities, and (iv) real estate operating platform fees paid by our Investment Products and their affiliate entities. If the total assets or net investment income of our Investment Products were to decline significantly for any reason, including without limitation, due to short-term changes in market value, mark-to-market accounting requirements, the poor performance of our Investment Products’ investments or the failure to successfully access or invest capital, the amount of the fees we receive would also decline significantly, which could have an adverse effect on our revenues and results of operations.

In addition, fees paid to us could vary due to a number of factors, including an Investment Product’s ability to invest in properties or other real estate assets that meet its investment criteria, the interest rate payable on the debt securities it acquires, the level of its expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which it encounters competition in the market, its ability to fund investments and general economic conditions. Variability in fees we receive would have an adverse effect on our revenues, results of operations and could cause volatility or a decline in the value of our Class B Common Stock.

In addition, the advisory, management or other arrangements between us or our affiliates on one hand, and any of our Investment Products on the other hand, may be terminated. For example, the manager of an Investment Product may be removed for “cause” upon the affirmative vote or consent of the holders of two-thirds of the then issued and outstanding common shares of such Investment Product. Additionally, the arrangements between our Investment Products and certain of our affiliates, pursuant to which such affiliates receive certain servicing and other fees, may be terminated upon the occurrence of certain events, including, but not limited to, insolvency, failure to comply with the terms of the applicable servicing agreement, or upon sufficient notice by either party. If any such arrangements between us or our affiliates on one hand, and any of our Investment Products and their subsidiaries on the other hand, are terminated, we would experience a reduction in or elimination of such fees, resulting in a significant decline in revenues.

Future pressures to lower, waive or credit back our fees could reduce our revenue.

We have on occasion lowered, waived or credited the fees otherwise payable to us in connection with our management of our Investment Products to improve projected investment returns and attract investors. There has also been a trend toward lower fees in some segments of the third-party asset management business, and fees payable to us in connection with our management of our Investment Products could follow these trends. In order for us to maintain our fee structure in a competitive environment, we must be able to provide investors with investment returns and service that will incentivize them to pay such fees. We cannot assure you that we will succeed in providing investment returns and service that will allow us to maintain our current fee structure. Fee reductions on existing or future Investment Products could have an adverse impact on our revenue.

The historical returns attributable to our Investment Products may vary significantly from the future results of our Investment Products, our new investment strategies, our operations or any returns expected on an investment in our Class B Common Stock.

We have presented in this offering circular the returns relating to the historical performance of our Investment Products. The returns are relevant to us primarily insofar as they are indicative of revenues we have earned in the past and may earn in the future, our reputation and our ability to form new Investment Products. The returns of our Investment Products are not, however, directly linked to returns on our Class B Common Stock, since an investment in our Class B Common Stock is not an investment in any of our Investment Products (although we typically invest a limited amount of capital in our Investment Products to create an alignment of interest with investors in our Investment Products). Therefore, you should not conclude that continued positive performance of our Investment Products will necessarily result in positive returns on an investment in our Class B Common Stock. However, poor performance of our Investment Products will cause a decline in our revenue from such Investment Products, and would therefore have a negative effect on our performance and the value of our Class B Common Stock. Moreover, the historical returns of our Investment Products should not be considered indicative of, and may vary significantly from, the future returns of these or any future Investment Products we may form, in part because our Investment Products’ returns have benefited from investment opportunities and general market conditions that may not repeat themselves, including the availability of debt capital on attractive terms, and there can be no assurance that our current or future Investment Products will be able to avail themselves of profitable investment opportunities.

In addition, the internal rate of return, or IRR, for any current or future Investment Product may vary considerably from the historical IRR generated by any particular Investment Product, or for our Investment Products as a whole. Future returns will also be affected by the risks described elsewhere in this offering circular, including risks of the industries and businesses in which a particular Investment Product invests.

The Investment Products face competition for investment opportunities, which could reduce returns and result in losses to the Investment Products and reduce our revenues.

Even though our Investment Products are focusing on investments consisting primarily of small balance residential real estate assets, which we believe are not targeted by institutional funds, the Investment Products compete for the acquisition of properties and other investments and the origination of loans with certain other companies, including REITs, insurance companies, commercial banks, certain private investment funds, hedge funds, specialty finance companies, online investment platforms and other investors. Several of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we or our Investment Products do. For example, some competitors may have a lower cost of capital and access to funding sources that are not available to us or the Investment Products. In addition, some of our competitors may have higher risk tolerances or different risk assessments than we or our Investment Products have. These characteristics could allow our competitors to consider a wider variety of investments, establish more relationships and offer better pricing and more flexible structuring than we are able to do for our Investment Products. We may lose investment opportunities for our Investment Products if we do not match our competitors’ pricing, terms and structure. If we are forced to match our competitors’ pricing, terms and/or structure, we may not be able to achieve acceptable returns on investments for the Investment Products or such investments may bear substantial risk of capital loss, particularly relative to the returns to be achieved. Furthermore, a significant increase in the number and/or the size of our competitors in our target market could force us to accept less attractive investment terms for the Investment Products. Moreover, some of our competitors have greater experience operating under, or are not subject to, the regulatory restrictions that the Investment Advisers Act of 1940 (the “Advisers Act”) imposes on Fundrise Advisors.

The significant growth we have experienced, particularly with respect to assets under management and revenues, will be difficult to sustain.

Our assets under management increased from approximately $250 million as of December 31, 2017 to approximately $3.19 billion as of June 30, 2023. The continued growth of our business will depend on, among other things, our ability to devote sufficient resources to maintaining existing investment strategies and developing new investment strategies and Investment Products, our ability to raise adequate capital for our Investment Products, our ability to identify and source appropriate real estate assets and investments, our ability to maintain and further develop relationships with real estate operators and other sources of investment opportunities, our success in producing attractive returns from our investment strategies, our ability to extend our distribution capabilities and direct investor traffic to the Fundrise Platform, our ability to deal with changing market conditions, our ability to maintain adequate financial and business controls and our ability to comply with legal and regulatory requirements arising in response to the increased sophistication of the real estate investment management market. Any failure to sustain the level of growth we have achieved historically could adversely affect our ability to generate revenues and control our expenses.

Our failure to manage future growth effectively may have an adverse effect on our financial condition and results of operations.

We may experience continued rapid growth in our operations, which may place a significant strain on our management, administrative, operational and financial infrastructure. Our success will depend in part upon the ability of our executive officers to manage growth effectively. Our ability to grow also depends upon our ability to successfully hire, train, supervise and manage new employees, obtain financing for our capital needs, expand our systems effectively, allocate our human resources optimally, maintain clear lines of communication between our transactional and management functions and our finance and accounting functions and manage the pressures on our management, administrative, operational and financial infrastructure. We also cannot assure you that we will be able to accurately anticipate and respond to the changing demands we will face as we continue to expand our operations, and we may not be able to manage growth effectively or to achieve growth at all. Any failure to manage our future growth effectively could have an adverse effect on our business, financial condition and results of operations.

We intend to expand into new investment strategies and geographic markets and may enter into new lines of business, each of which may result in additional risks and uncertainties in our businesses.

If market conditions warrant, we intend to grow by increasing assets under management in existing businesses and expanding into new investment strategies and geographic markets and may enter into new lines of business. We may develop new strategies and Investment Products organically through the Fundrise Platform. We may also pursue growth through acquisitions of critical business partners or other strategic initiatives.

Attempts to expand our businesses involve a number of special risks, including some or all of the following:

•	the required investment of capital and other resources;

•	the diversion of management’s attention from our core businesses;

•	the levels of experience of our executive officers, investment professionals and senior management in operating new investment strategies and Investment Products;

•	the assumption of liabilities in any acquired business;

•	unexpected difficulties or the incurrence of unexpected costs associated with integrating and overseeing the operations of new businesses and activities;

•	entry into geographic markets or lines of business in which we may have limited or no experience;

•	increasing demands on our operational and management systems and controls;

•	new investment strategies and Investment Products may provide for less profitable fee structures and arrangements than our existing investment strategies and Investment Products;

•	compliance with additional regulatory requirements; and

•	the broadening of our geographic footprint, increasing the risks associated with conducting operations in certain jurisdictions where we currently have no presence.

Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. In addition, attempts to expand our business may result in investment of capital and additional expenses incurred that, while generally structured to be reimbursable to the Company, may ultimately only be received by us if the new investment initiative is successful. If a new business does not generate sufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. Our strategic initiatives may include joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to systems, controls and personnel that are not under our control. Further, as we expand existing and develop new Investment Products that are not permanent capital vehicles, we may be subject to a greater risk of, among other things, investor redemptions and reallocation. Because we have not yet identified these potential new investment strategies, geographic markets or lines of business, we cannot identify all the risks we may face and the potential adverse consequences on us and your investment that may result from any attempted expansion. The risks described above, including those we cannot identify, may prevent us from growing our business through expanded product offerings or result in unexpected costs that may lead to a decline in our financial position and the value of our Class B Common Stock.

Operational risks may disrupt our business, result in losses or limit our growth.

We are heavily dependent on the capacity and reliability of the technology systems supporting our operations, whether owned and operated by us or by third parties. Operational risks such as interruption of our financial, accounting, compliance and other data processing systems, whether caused by fire, other natural disaster, power or telecommunications failure, cyber-attacks or other cyber incidents, act of terrorism or war or otherwise, could result in a disruption of our business, liability to investors, regulatory intervention or reputational damage. If any of these systems do not operate properly or are disabled for any reason or if there is any unauthorized disclosure of data, whether as a result of tampering, a breach of our network security systems, a cyber-incident or attack or otherwise, we could suffer financial loss, a disruption of our businesses, liability to our Investment Products, regulatory intervention or reputational damage. Insurance and other safeguards might be unavailable or might only partially reimburse us for our losses. Although we have back-up systems in place, our back-up procedures and capabilities in the event of a failure or interruption may not be adequate.

The inability of our systems to accommodate an increasing volume of transactions also could constrain our ability to expand our businesses. Additionally, any upgrades or expansions to our operations or technology may require significant expenditures and may increase the probability that we will suffer system degradations and failures.

If we use proceeds from our offering or from operations to redeem shares of our Class B Stock, we will have less capital available to make investments and fund our operations.

We have in the past, and reserve the right in the future to allow limited redemptions in exceptional circumstances, including, without limitation, personal conduct redemptions. If we determine to repurchase shares of Class B Common Stock under the above circumstance, we may use offering proceeds or cash on hand that might reduce our ability to fund investments or our operations.

The occurrence of a cyber incident, or a deficiency in our cyber security, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, or damage to our business relationships and reputation, all of which could negatively impact our financial results.

The Fundrise Platform processes certain confidential information provided by investors, including investors in our Investment Products, including investors’ bank information and other personally-identifiable sensitive data. While we take commercially reasonable measures to protect our investors’ confidential information and maintain appropriate cybersecurity, the security measures of the Fundrise Platform, our company’s information technology systems or those of our affiliates or our service providers could be breached.

The Fundrise Platform is hosted in data centers that are compliant with payment card industry security standards and the website is tested by a 3rd party to ensure the highest levels of security are in place. However, any accidental or willful breach or other unauthorized access to our information technology systems could cause such information to be stolen and used for criminal purposes, in which case we, our Investment Products, and our investors would be subject to increased risks, including risk of fraud or identity theft. Because techniques used to obtain unauthorized access or to sabotage systems are inherently difficult to foresee and may not be recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures.

In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause investors to lose confidence in the effectiveness of our data security measures. As we rely on this technology, this poses risks that could directly result from the occurrence of a cyber incident, including operational interruption and damage to our relationship with our investors (including investors in our Investment Products) and service providers, which could negatively impact our reputation and financial results.

Employee misconduct and unsubstantiated allegations against us could expose us to significant reputational harm.

We are vulnerable to reputational harm, as we operate in an industry where integrity and the confidence of investors in our Investment Products are of critical importance. If an employee were to engage in illegal or suspicious activities, or if unsubstantiated allegations are made against us by employees, stockholders or others, we may suffer serious harm to our reputation (as a consequence of the negative perception resulting from such activities or allegations), financial position, relationships with key persons and companies in the real estate market, and our ability to attract new investors. Our business often requires that we deal with confidential information. If our employees were to improperly use or disclose this information, we could suffer serious harm to our reputation, financial position and current and future business relationships.

It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. Misconduct by our employees, or even unsubstantiated allegations of misconduct, could subject us to regulatory sanctions and result in an adverse effect on our reputation and our business.

If our techniques for managing risk are ineffective, we may be exposed to unanticipated losses.

In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to market, operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design or implementation or as a result of the lack of adequate, accurate or timely information. If our risk management efforts are ineffective, we could suffer losses or face litigation, particularly from our clients, and sanctions or fines from regulators.

Our techniques for managing risks in our Investment Products may not fully mitigate the risk exposure in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our risk management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks in those Investment Products or to seek positive, risk-adjusted returns. In addition, any risk management failures could cause fund losses to be significantly greater than historical measures predict. Our more qualitative approach to managing those risks could prove insufficient, exposing us to unanticipated losses in the net asset value of the Investment Products and therefore a reduction in our revenues.

We may be required to repay loans that we guarantee in order for our Investment Products to finance the acquisition of properties.

From time to time we may provide certain guarantees of loans in order for our Investment Products to finance the acquisition of properties. If, in the future, we are called upon to satisfy a substantial portion of these guarantees, our results of operations and financial condition could be harmed.

A significant amount of our Investment Products are structured through vehicles intended to qualify as REITs for U.S. federal income tax purposes. REITs are generally not subject to U.S. federal corporate income tax on their net income that is distributed to their shareholders. If any such Investment Product fails to satisfy the requirements necessary to permit it to qualify for this favorable tax status, we could be subject to claims by investors and our reputation for structuring these Investment Products would be negatively affected, which would have an adverse effect on our financial condition and results of operations.

We structure some of our Investment Products as public non-traded REITs. A REIT is generally not subject to U.S. federal corporate income tax on its net income that is distributed to its shareholders, which substantially eliminates the “double taxation” (i.e., taxation at both the corporate and shareholder levels) that generally arises in an investment in a taxable corporation. This flow-through treatment permits REITs to have more income available for distributions to investors (i.e., without reduction for U.S. federal corporate income tax). If a REIT fails to satisfy the complex requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended, we could be subject to claims by investors as a result of such REIT being subject to U.S. federal corporate income (and possibly increased state and local) tax and a reduction in the funds available for distribution to investors in our Investment Products. In addition, any failure to satisfy applicable tax REIT requirements in structuring our Investment Products would negatively affect our reputation, which would in turn affect our ability to earn additional fees from new Investment Products. Claims by investors could lead to losses and any reduction in our fees would have an adverse effect on our revenues.

The Internal Revenue Service could challenge the classification of our eFunds as partnerships for U.S. federal income tax purposes, causing them to be subject to corporate level taxation.

We intend for our eFunds to be treated as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxed as a corporation. However, qualification as a partnership for U.S. federal income tax purposes involves complex tax considerations, including compliance with certain safe harbors to avoid taxation as a corporation. If any of our eFunds fail to qualify as a partnership for U.S. federal income tax purposes, it would be subject to entity-level U.S. federal corporate income tax and, as a result, its cash available for distribution to its members and the value of its common shares could materially decrease. In addition, any failure of any of our eFunds to qualify as a partnership for U.S. federal income tax purposes would negatively affect our reputation, which would in turn affect our ability to earn additional fees from new Investment Products. Claims by investors could lead to losses and any reduction in our fees would have an adverse effect on our revenues.

The investment management industry faces substantial litigation risks that could adversely affect our business, financial condition or results of operations or cause significant reputational harm to us.

We depend to a large extent on our network of relationships and on our reputation in order to attract and retain investors. If an investor in our Investment Products is not satisfied with our products or services, such dissatisfaction, especially communicated to others, may be more damaging to our business than to other types of businesses. We make investment decisions on behalf of investors in our Investment Products that could result in substantial losses to them. If investors in our Investment Products suffer significant losses, or are otherwise dissatisfied with our services, we could be subject to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty, breach of contract, unjust enrichment or fraud. These risks are often difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time, even after an action has been commenced. We may incur significant legal expenses in defending against litigation. Substantial legal liability or significant regulatory action against us could cause significant reputational harm to us and could adversely affect our business, financial condition or results of operations.

Any failure to protect our own intellectual property rights could impair our brand, or subject us to claims for alleged infringement by third parties, which could harm our business.

We rely on a combination of copyright, trade secret, trademark and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. However, the steps we take to protect our intellectual property rights may be inadequate. Third parties may seek to challenge, invalidate or circumvent our copyright, trade secret, trademark and other rights or applications for any of the foregoing. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. From time to time, third parties may claim that we are infringing on their intellectual property rights, and we may be found to be infringing on such rights. We may, however, be unaware of the intellectual property rights that others may claim cover some or all of our technology or services.

In order to protect our intellectual property rights, we may be required to spend significant resources. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. In addition, any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering investments in our Investment Products or operating the Fundrise Platform or require that we comply with other unfavorable terms. Our failure to secure, protect and enforce our intellectual property rights could adversely affect our brand and our business.

Risks Related to this Offering and our Structure

Because no public trading market for our shares currently exists, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount to the public offering price.

Our amended and restated certificate of incorporation does not require us to list our shares for trading on a national securities exchange by a specified date. There is no public market for our shares and we currently have no plans to list our shares on a stock exchange or other trading market. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. Although, we have in the past and reserve the right in the future to allow limited redemptions in exceptional circumstances, including, without limitation, personal conduct redemptions. Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you would likely have to sell them at a substantial discount to their public offering price. It is also likely that your shares would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares, you should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

If we do not successfully implement a liquidity transaction, you may have to hold your investment for an indefinite period.

Although we presently intend to list our shares of Class B Common Stock on a stock exchange or other trading market at some point in the future in order to provide liquidity to our stockholders, our amended and restated certificate of incorporation does not require us to pursue such a liquidity transaction, nor will we enter into any registration rights agreement with stockholders. Market conditions and other factors could cause us to delay the listing of our shares on a stock exchange or other trading market exchange. If we decide to pursue a liquidity transaction, we would be under no obligation to conclude the process within a set time. If we decide to list our shares on a stock exchange or other trading market, the timing of such listing will depend on real estate and financial markets, economic conditions, and U.S. federal income tax effects on stockholders, that may prevail in the future. We cannot guarantee that we will be successful in listing our shares. If we do not decide to list our shares, or delay such a listing due to market conditions, your shares may continue to be illiquid and you may, for an indefinite period of time, be unable to convert your investment to cash easily and could suffer losses on your investment.

This offering and the offerings certain of our Investment Products are focused on attracting a large number of investors that plan on making relatively small investments. An inability to attract such investors may have an adverse effect on the success of our and certain of our Investment Products’ offerings, and we may not raise adequate capital to implement our business strategy.

Our Class B Common Stock and the common shares of our eREITs and eFund are being offered and sold only to “qualified purchasers” (as defined in Regulation A). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D (which, in the case of natural persons, (A) have an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person, (B) earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year, (C) who has certain professional certifications, designations or credentials or other credentials issued by an accredited educational institution, as designated by the SEC or (D) who, with respect to investments in a private fund, are “knowledgeable employees” of the fund, as defined in the Investment Company Act) and (ii) all other investors so long as their investment in the particular issuer does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our Class B Common Stock and the common shares of our eREITs and eFund are currently being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our Class B Common Stock or in the common shares of an eREIT or eFund, as applicable, does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor”, although there is no income or asset test that those investor’s need to satisfy. Shares of our other Investment Products that are 40 Act Funds are likewise offered primarily to investors who do not meet the definition of “accredited investors”. Therefore, our target investor base inherently consists of persons that may not have the high net worth or income that investors in traditional initial public offerings have, where the investor base is typically composed of “accredited investors”.

Our reliance on attracting investors that may not meet the net worth or income requirements of “accredited investors” carries certain risks that may not be present in traditional initial public offerings. For example, certain economic, geopolitical and social conditions may influence the investing habits and risk tolerance of these smaller investors to a greater extent than “accredited investors”, which may have an adverse effect on our ability to raise adequate capital to implement our business strategy. Additionally, our focus on investors that plan on making, or are able to make, relatively small investments requires a larger investor base in order to meet our goal of raising approximately $63.0 million in this offering, each eREITs’ or eFund’s goal of raising $75,000,000 on a rolling 12-month basis in its offering, and each 40 Act Fund’s capital raising goals. We may have difficulties in attracting a large investor base, which may have an adverse effect on the success of this offering and our Investment Product offerings, and a larger investor base involves increased transaction costs, which will increase our and our Investment Products’ expenses. Further, if our Investment Products are unable to successfully raise capital for their respective business strategies, we will experience a decrease in the fees that we collect from our Investment Products or from entities that may be borrowers or joint venture partners with our Investment Products, which would have a negative effect on our growth prospects.

Because we are limited in the amount of funds we can raise in this offering, we may be unable to form an adequate number of new Investment Products in order to achieve our growth potential.

This offering is being made on a “best efforts” basis. Under Regulation A, we are allowed to raise only up to $75,000,000 in any 12-month period (although we may raise capital in other ways). Failure to raise substantial funds may limit our ability to expand our business, preventing us from attaining our growth objectives. Further, we will have certain fixed operating expenses, including certain expenses as a public reporting company, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of revenue.

We will continue to be controlled by our executive officers who hold shares of our capital stock, and their interests may conflict with those of our other stockholders.

Upon the completion of this offering (that is, assuming that we are able to raise the balance of the aggregate $49.1 million of Class B Common Stock being offered in this offering), our executive officers who hold shares of our capital stock, one of whom is Benjamin Miller, our Chief Executive Officer, will collectively hold more than fifty percent (50%) of the combined voting power of our capital stock (after giving effect to the voting rights of the holders of preferred stock, voting on an as-converted basis). So long as our executive officers continue to collectively hold, directly or indirectly, shares of capital stock representing more than 50% of the voting power of our capital stock, they will be able to exercise control over all matters requiring stockholder approval, including the election of directors (and therefore our management and policies), amendment of our amended and restated certificate of incorporation and approval of significant corporate transactions. The control exercised by our executive officers may have the effect of delaying or preventing a change in control of our Company or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them. The interests of our executive officers may not always coincide with the interests of other stockholders, and our executive officers may act in a manner that advances their best interests and not necessarily those of our other stockholders.

The holders of our Series A Preferred Stock and Class F Common Stock could restrict our ability to enter into various corporate transactions that may be beneficial to our business strategy.

So long as at least 2,500,000 shares of Series A Preferred Stock remain outstanding, without the prior consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, we are generally prohibited from, among other things, the following:

•	effecting a sale or transfer of all or substantially all of our assets;

•	entering into any merger or consolidation;

•	effecting a change of control;

•	effecting a liquidation or dissolution;

•	amending our amended and restated certificate of incorporation or bylaws;

•	authorizing or issuing equity securities that are senior to, or on parity with, our preferred stock;

•	redeeming or otherwise acquiring any shares of preferred stock or common stock;

•	changing the size of our board of directors;

•	paying or declaring any dividends;

•	approving any transaction that is outside of the annual budget approved by our board of directors and involves a capital expenditure in excess of $1,000,000;

•	entering into certain affiliate transactions;

•	entering into an agreement relating to the compensation of our Chief Executive Officer;

•	changing our material accounting methods or policies to those that are not in compliance with U.S. generally accepted accounting principles, or GAAP;

•	issuing any equity securities for consideration other than cash;

•	increasing the number of shares reserved under the Second Amended and Restated 2014 Stock Option and Grant Plan or adopting any new stock options or incentive plans;

•	changing our primary lines of business; and

•	licensing or encumbering any of our intellectual property.

Additionally, so long as any shares of Class F Common Stock are outstanding, without the prior consent of the holders of a majority of the then outstanding shares of Class F Common Stock, we are generally prohibited from, among other things, the following:

•	amending our amended and restated certificate of incorporation or bylaws if such amendment would adversely affect the rights of the holders of Class F Common Stock;

•	changing the authorized number of shares of Class F Common Stock;

•	authorizing or issuing equity securities that have voting rights more favorable than those grants to the Class F Common Stock; and

•	changing the size of our board of directors.

These restrictions may limit our ability to engage in activities which could expand our business, including obtaining future financing, making needed capital expenditures, or taking advantage of business opportunities such as strategic acquisitions and dispositions.

Holders of our Class B Common Stock have no voting rights, except under limited circumstances, and your ability to influence the outcome of important transactions of the company, including a change in control, are limited.

Holders of our Class B Common Stock do not have voting rights, except as may be required by Delaware law, and will have no right to vote for any members of our board of directors or increases in the number of authorized shares of common stock (including the number of shares designated as Class B Common Shares. The holders of our Class A Common Stock, Class F Common Stock and Series A Preferred Stock are entitled to vote on all matters submitted to a vote of stockholders. The holders of our Class F Common Stock are entitled to ten (10) votes per share on all matters submitted to a vote of stockholders. The holders of Class F Common Stock control the voting power of our capital stock and therefore will control all matters submitted to our stockholders for approval. Furthermore, the holders of Series A Preferred Stock have contractual rights to approve certain corporate transactions, including effecting a change of control of our company. The holders of our Class F Common Stock and Series A Preferred Stock may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might ultimately affect the market price of our Class B Common Stock.

Our Class B Common Stock is subject to restrictions on transfer and a company repurchase option, both of which could restrict your ability to sell your shares or realize a profit on your shares.

Pursuant to our amended and restated certificate of incorporation, holders of our Class B Common Stock may not transfer, assign, pledge or otherwise dispose of or encumber shares of Class B Common Stock (or any interest therein) without the prior written consent of our board of directors or our chief executive officer, except for certain exempt transfers. Our board of directors or chief executive officer may withhold consent to any prohibited transfer in its absolute discretion. Accordingly, if you intend to sell or otherwise transfer your shares of Class B Common Stock, and the intended transfer is prohibited, you may not be able to consummate the sale or transfer without prior consent, and the board of directors or chief executive officer have no obligation to approve the sale or transfer. In such circumstance, you may be required to hold your shares indefinitely or transfer them at a later time and for a lower price per share than you originally proposed selling them for.

Additionally, pursuant to subscription agreements that we enter into with each holder of Class B Common Stock, we have the right to repurchase, at the original purchase price, all of the shares of Class B Common Stock held by a holder if such holder fails to conform their personal conduct to accepted standards of good citizenship or if such holder conducts itself in a way that reflects poorly on our company, as determined by our board of directors or chief executive officer in their sole discretion. If we repurchase your shares of Class B Common Stock under the above circumstances, you will not realize any profit on your shares, regardless of the current fair market value of those shares. These restrictions on transfer and our repurchase option on the Class B Common Stock could also have an adverse effect on the marketability of our Class B Common Stock, which could decrease the value of the Class B Common Stock.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for independent board committees.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-1 or listing on a national stock exchange would be. Accordingly, while we have a board of directors and have adopted guidelines relating to director conflicts of interests and policies relating to related-party transactions, we do not have, nor are we required to have (i) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange’s requirements, (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (iv) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

Certain provisions of our amended and restated certificate of incorporation, our bylaws and Delaware law could hinder, delay or prevent a change of control of the Company.

Certain provisions of our amended and restated certificate of incorporation, our bylaws and Delaware law could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of the Company, even if a change of control would be beneficial to the interests of our stockholders. For example, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting shares. Although Section 203 is not applicable to us as of the date of this offering circular, because we do not currently have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders (one of which must be true in order for Section 203 to apply), we may become subject to Section 203 in the future. As an additional example, our amended and restated certificate of incorporation provides that so long as at least 2,500,000 shares of Series A Preferred Stock remain outstanding, without the prior consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, we are generally prohibited from effecting a change of control.

The offering price of our shares of Class B Common Stock was not established on an independent basis; the actual value of your investment may be substantially less than what you pay.

We established the offering price of our shares of Class B Common Stock on an arbitrary basis. The selling price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. Because the offering price is not based upon any independent valuation, the offering price may be substantially more than the actual value of your investment. Further, the offering price may be significantly more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.

Potential investors in this offering do not have preemptive rights to any shares we issue in the future. Under our amended and restated certificate of incorporation, we have authority to issue an aggregate of 106,000,000 shares of capital stock, consisting of 91,000,000 shares of common stock (of which 43,000,000 are Class A Common Stock, 38,000,000 are Class B Common Stock, and 10,000,000 are Class F Common Stock) and 15,000,000 shares of preferred stock, and, subject to certain protective provisions, our stockholders (other than holders of our Class B Stock) may amend our amended and restated certificate of incorporation to increase the number of authorized shares, although, under Regulation A, we are only allowed to sell up to $75,000,000 of our shares of Class B Common Stock in any 12-month period (although we may raise capital in other ways). After your purchase in this offering, our board of directors may elect to issue or sell additional shares in future public or private offerings. To the extent we issue additional shares after your purchase in this offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value of your shares. As of July 14, 2023, 43,852,561 shares of capital stock are outstanding including 19,531,621 shares of Class B Common Stock, but not including 3,085,000 shares of Class B Common Stock being offered in this offering.

By purchasing shares in this offering, an investor agrees to waive certain inspection rights set forth in Section 220 of the General Corporation Law of Delaware, which limits such investor’s ability to obtain certain corporate information from us.

Section 220 of the General Corporation Law of Delaware allows a stockholder of a company to inspect for any proper purpose, a company’s stock ledger, list of stockholders, and other books and records and the books and records of a company’s subsidiary in certain circumstances. By purchasing shares in this offering, investors agree to waive the inspection rights set forth in Section 220 of the General Corporation Law of Delaware. Despite our obligation to publicly file certain reports under Regulation A, such waiver will limit an investor’s ability to obtain information from us for certain proper purposes under the General Corporation Law of Delaware, which may prevent or delay an investor from evaluating our business or such investor’s investment in our securities.

We do not expect to declare dividends in the foreseeable future.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business, and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of the value of our Class B Common Stock, which may never occur.

Risks Relating to Economic Conditions

Economic recessions or downturns may have an adverse effect on our business, financial condition and results of operations.

Economic recessions or downturns may result in a prolonged period of market illiquidity, which could have an adverse effect on our business, financial condition and results of operations. Unfavorable economic conditions also could reduce investments on our Fundrise Platform by Investment Product investors and engagement by real estate operators. Periods of economic slowdown or recession, significantly rising interest rates, significantly rising inflation, declining employment levels, decreasing demand for real estate, or the public perception that any of these events may occur, have resulted in and could continue to result in a general decline in acquisition, disposition and leasing activity, as well as a general decline in the value of real estate and in rents. These events could adversely affect our demand among investors and negatively impact our ability to generate the fees that we collect from our Investment Products or from real estate operators that may be borrowers or joint venture partners with our Investment Products, which will impact our results of operations.

During an economic downturn, it may also take longer for our Investment Products or for the real estate operators that may be borrowers or joint venture partners with our Investment Products to dispose of real estate investments, or the disposition prices may be lower than originally anticipated. As a result, the carrying value of such real estate investments may become impaired and our Investment Products could record losses as a result of such impairment or could experience reduced profitability related to declines in real estate values. These events could adversely affect the performance of our Investment Products and, in turn, our business, and negatively impact our results of operations.

Negative general economic conditions could continue to reduce the overall amount of sale and leasing activity in the commercial real estate industry, and hence the demand for the securities offered by our Investment Products, which may in turn adversely affect our revenues. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the United States and other countries.

Global economic, political and market conditions and economic uncertainty caused by the coronavirus (COVID-19) pandemic and other recent events may adversely affect our business, results of operations and financial condition.

The current worldwide financial market situation, inflation, various social and political tensions in the United States and around the world, including Ukraine, and the recent public health crisis caused by the novel coronavirus (COVID-19), may continue to contribute to increased market volatility, may have long-term effects on the United States and worldwide financial markets, and may cause further economic uncertainties or deterioration in the United States and worldwide. Economic uncertainty can have a negative impact on our business through changing spreads, structures and purchase multiples, as well as the overall supply of investment capital. We do not know how long the financial markets will continue to be affected by these events and cannot predict the effects of these or similar events in the future on the United States economy and securities markets or on our investments. As a result of these factors, there can be no assurance that we will be able to successfully monitor developments, manage our investments and continue to grow our existing Investment Products and successfully sponsor new Investment Products and the fee revenues they generate for us in a manner consistent with achieving our investment objectives.

Global economic, political and market conditions and economic uncertainty caused by the coronavirus (COVID-19) pandemic and other recent events may adversely affect our ability to provide investors in our Investment Products with liquidity, which could hurt our operations.

Given the unprecedented level of disruption and ongoing uncertainty caused by the global coronavirus (COVID-19) pandemic, in an effort to protect the interests of existing shareholders of the eREITs and eFunds, processing and payment of redemptions under each of their redemption plan was suspended until further notice effective as of March 31, 2020. Processing and payment of redemptions resumed under each eREIT and eFund redemption plan as of June 30, 2020.

This and future unpredictable economic events may require us, in our role as sponsor of the Investment Products, to limit redemptions under the eREITs’ and eFund’s redemption programs and period repurchase offers under the 40 Act Funds. Any such reductions in investor liquidity during periods of economic unpredictability may reduce investor confidence in our Investment Products, which may negatively impact our ability to raise capital in our Investment Products or sponsor new programs, which may reduce the fees and revenues we receive from our Investment Products and future programs.

The COVID-19 pandemic and lingering economic, market and other disruptions, could have a material adverse effect on our and our Investment Products’ business, results of operations, cash flows and financial condition.

The COVID-19 pandemic or the future outbreak of other highly infectious or contagious diseases may continue to cause severe economic, market and other disruptions worldwide. We cannot assure you that post-pandemic conditions in the bank lending, capital and other financial markets will not continue to deteriorate, or that our access to capital and other sources of funding will not become constrained, which could adversely affect the availability and terms of future borrowings, renewals or refinancings, and the ability to grow our business. Should a recession occur, or if one already exists and worsens in the future, it could negatively impact the value of commercial and residential real estate and the value of investment across our Investment Products’ portfolios, potentially materially. In addition, conditions such as rising interest rates and reduced tenant demand may ultimately decrease occupancy levels and pricing across our Investment Products’ portfolios. Further, the deterioration of global economic conditions may cause our Investment Products’ tenants to be unable to meet their rent obligations in full, or at all, or to otherwise seek modifications of such obligations.  In addition, governmental authorities may enact laws that will prevent our Investment Products from taking action against tenants who do not pay rent.

Risks Related to our Development and the Fundrise Platform

Our ability to implement our business strategy is dependent, in part, upon our ability to successfully conduct this offering, and the ability of our Investment Products to conduct their offerings, through the Fundrise Platform, which makes an investment in us more speculative.

We will conduct this offering primarily through the Fundrise Platform, which we own through our wholly-owned subsidiary, Fundrise, LLC. Only a limited number of investment opportunities, including investment opportunities in our Investment Products, have been offered through the Fundrise Platform prior to this offering. The success of this offering, and our ability to implement our business strategy, is dependent upon our ability to sell shares of Class B Common Stock to investors through the Fundrise Platform. If we are not successful in selling additional shares of Class B Common Stock through the Fundrise Platform, our ability to raise proceeds through this offering will be limited and we may not have adequate capital to implement our business strategy. If we are unsuccessful in implementing our business strategy, you could lose all or a part of your investment.

Our ability to implement our business strategy is also dependent upon the ability of our Investment Products to conduct their offerings through the Fundrise Platform. If our Investment Products are not successful in conducting their offerings through the Fundrise Platform, their abilities to raise proceeds through their offerings will be limited and they may not have adequate capital to implement their business strategies. If our Investment Products are unsuccessful in implementing their business strategies, we would experience a reduction in or elimination of the fees that we collect in connection with our management of our Investment Products, which could harm our business and results of operations.

We are a development stage company with limited operating history and no profits to date. As a company in the early stages of development, we face increased risks, uncertainties, expenses and difficulties.

We have a limited operating history. In order for us to be successful, the volume of Investment Products sponsored on the Fundrise Platform will need to increase, which will require us to increase our facilities, personnel and infrastructure to accommodate the greater obligations and demands on the Fundrise Platform. The Fundrise Platform is dependent upon the website to maintain current listings and transactions in real estate-related assets comprising our Investment Products. We also expect to constantly update our software and website, expand our customer support services and retain an appropriate number of employees to maintain the operations of the Fundrise Platform. If our business grows substantially, we may need to make significant new investments in personnel and infrastructure to support that growth. If we are unable to increase the capacity of the Fundrise Platform and maintain the necessary infrastructure, or if we are unable to make significant investments on a timely basis or at reasonable costs, the Fundrise Platform may experience periodic downtime, which may cause disruptions to the business and operations of our Investment Products. Such disruptions may in turn adversely affect our business and results of operations.

We will need to raise substantial additional capital to fund our operations, and if we fail to obtain additional funding, we may be unable to continue operations.

At this early stage in our development, we have funded substantially all of our operations with proceeds from private financings from individual investors or sales of our Class B Common Stock pursuant to private placements and Regulation A offerings such as this offering. To continue the development of the Fundrise Platform, we will require substantial additional funds. To meet such financing requirements in the future, we may raise funds through additional equity offerings, debt financings or strategic alliances. Raising additional funds may involve agreements or covenants that restrict our business activities and options. Additional funding may not be available on favorable terms, or at all. If we are unable to obtain additional funds for the operation of the Fundrise Platform, we may be forced to reduce or terminate its operation, which may adversely affect our business and results of operations.

If we were to enter bankruptcy proceedings, the operation of the Fundrise Platform and the activities with respect to our operations and business would be interrupted and subscription proceeds held in a segregated account may be subject to the bankruptcy.

If we were to enter bankruptcy proceedings or to cease operations, we would be required to find other ways to meet obligations regarding our operations and business. Such alternatives could result in delays in the filing of reports or could require us to pay significant fees to another company that we engage to perform services for us.

Any significant disruption in service on the Fundrise Platform or in its computer systems could reduce the attractiveness of the Fundrise Platform and result in a loss of members.

If a catastrophic event resulted in a platform outage and physical data loss, the Fundrise Platform’s ability to perform its functions would be adversely affected. The satisfactory performance, reliability, and availability of our technology and our underlying hosting services infrastructure are critical to our operations, level of customer service, reputation and ability to attract new members and retain existing members. Our hosting services infrastructure is provided by a third party hosting provider (the “Hosting Provider”). We also maintain a backup system at a separate location that is owned and operated by a third party. The Hosting Provider does not guarantee that members’ access to the Fundrise Platform will be uninterrupted, error-free or secure. Our operations depend on the Hosting Provider’s ability to protect its and our systems in its facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If our arrangement with the Hosting Provider is terminated, or there is a lapse of service or damage to its facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in our service, whether as a result of an error by the Hosting Provider or other third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm the success of this offering, our Investment Products’ ability to perform any services for project investments or maintain accurate accounts, our relationships with our members and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and it may not have sufficient capacity to recover all data and services in the event of an outage at a facility operated by the Hosting Provider. These factors could prevent our Investment Products from processing or posting payments on the corresponding investments, damage our brand and reputation, divert our employees’ attention, and cause members to abandon the Fundrise Platform.

We rely on third-party banks and on third-party computer hardware and software. If we are unable to continue utilizing these services, our business and our Investment Products’ ability to service the corresponding project loans and equity investments may be adversely affected.

Our Investment Products and the Fundrise Platform rely on third-party and FDIC-insured depository institutions to process their transactions, including payments of corresponding loans and equity investments and distributions to their shareholders or noteholders. Additionally, we rely on such institutions to process subscriptions under this offering. Under the Automated Clearing House (ACH) rules, if we experience a high rate of reversed transactions (known as “chargebacks”), we may be subject to sanctions and potentially disqualified from using the system to process payments. The Fundrise Platform also relies on computer hardware purchased and software licensed from third parties. This purchased or licensed hardware and software may be physically located off-site, as is often the case with “cloud services.” This purchased or licensed hardware and software may not continue to be available on commercially reasonable terms, or at all. If the Fundrise Platform cannot continue to obtain such services elsewhere, or if it cannot transition to another processor quickly, our and our Investment Products’ ability to process payments will suffer.

Risks Related to Compliance and Regulation

We and our Investment Products are subject to extensive regulation, and failure to comply with such regulation could have an adverse effect on our business.

We, our Investment Products, and our subsidiaries are subject to extensive regulation. In particular, we are subject to regulation by the SEC under the federal securities laws, and the Flagship Fund, Income Interval Fund and Innovation Fund as well as the manager of our Investment Products are subject to regulation under either or both of the Investment Company Act or the Advisers Act.

The various legal statutes and regulatory rules that we and our subsidiaries are subject to are extremely complex, and compliance with them can be a time-consuming and difficult task. For example, the Advisers Act imposes numerous obligations on investment advisers, including record keeping, advertising and operating requirements, disclosure obligations and prohibitions on misleading or fraudulent activities. The Advisers Act also imposes an overriding fiduciary duty on investment advisers. As we develop new investment strategies and businesses, we expect to become subject to additional regulations and oversight by regulatory agencies with which we do not currently have experience.

Failure to comply with various laws and regulations applicable to us and our subsidiaries could have an adverse impact on our business. These include the possibility of significant civil or criminal fines, censure, suspensions of personnel or other sanctions (including the possibility of being barred from the industry) or the revocation of the registration of Fundrise Advisors as an investment adviser. Moreover, even if the announcement of a sanction imposed against us, one of our subsidiaries or our personnel by a regulator is for a small monetary amount, the adverse publicity related to the sanction could harm our reputation, which in turn could have an adverse effect on our businesses in a number of ways, making it harder for us to form new Investment Products and discouraging others from doing business with us. Additionally, the bringing of a significant enforcement action against us could cause irreparable damage to our business reputation and ability to remain in business, regardless of the merits of the claim against us.

Pursuant to the Advisers Act, operating agreements between certain of our subsidiaries who are U.S. registered investment advisers, and certain of our Investment Products are not assignable without the consent of the relevant Investment Product. Assignment, as generally defined, includes direct assignments as well as assignments that may be deemed to occur, under certain circumstances, upon the direct or indirect transfer of a “controlling block” of the voting securities of the respective subsidiary. A transaction is not an assignment under the Advisers Act, however, if it does not result in a change of actual control or management of the relevant subsidiary.

We could decide to sell a controlling block of our voting securities in the future, in which event the contractual anti-assignment and termination provisions of the operating agreements between our U.S. registered investment adviser subsidiaries and certain of our Investment Products may be implicated. If an assignment of the operating agreements between such Investment Product and our U.S. registered investment adviser subsidiaries is deemed to occur, and such Investment Product do not consent to the assignment or enter into new agreements, our results of operations could be materially and adversely affected.

The regulatory environment in which we operate is subject to continual change and regulatory developments designed to increase oversight and may adversely affect our business.

The regulatory environment in which we operate has undergone significant changes in the recent past, including the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the adoption of many new rules and regulations in response. We believe there may be more regulatory changes in our industry, which would result in subjecting participants to significant additional regulation. The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect investors and other third parties who deal with us. These regulations often serve to limit our activities, including through customer protection and market conduct requirements. New laws or regulations, or changes in the enforcement of existing laws or regulations, applicable to us may adversely affect our business. Our ability to function in this environment will depend on our ability to constantly monitor and promptly react to legislative and regulatory changes. For investment management firms in general, there have been a number of highly publicized regulatory inquiries that focus on the asset management industry. These inquiries already have resulted in increased scrutiny in the industry and new rules and regulations for investment managers. This regulatory scrutiny may limit our ability to engage in certain activities that might be beneficial to our stockholders.

In addition, as a result of the recent economic downturn, acts of serious fraud in the asset management industry and perceived lapses in regulatory oversight, U.S. governmental and regulatory authorities may increase regulatory oversight of our businesses. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. The enactment of new laws or regulations could make compliance more difficult and expensive and affect the manner in which we conduct business.

We are offering our shares of Class B Common Stock pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers make our shares of Class B Common Stock less attractive to investors as compared to a traditional initial public offering.

As a Tier 2 issuer, we are subject to scaled disclosure and reporting requirements, which may make our shares of Class B Common Stock less attractive to investors who are accustomed to traditional initial public offerings that are subject to enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regards to how the SEC or the individual state securities regulators will regulate both the offer and sale of our shares of Class B Common Stock, as well as any ongoing compliance that we may be subject to. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of our shares of Class B Common Stock, we may be unable to raise the necessary funds necessary to continue developing our Investment Products, which could severely affect the value of our shares of Class B Common Stock.

Under Section 107 of the JOBS Act, we are permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standard that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, our financial statements may not be comparable to companies that comply with all public accounting standards.

This offering and the offerings of many of our Investment Products rely on relatively untested regulatory regimes, most notably Regulation A promulgated pursuant to the Jumpstart Our Business Act.  Accordingly, we and many of our Investment Products face heightened regulatory uncertainty regarding how to conduct such offerings, as well as potential enforcement actions from state and federal regulators regarding the compliance of such offerings with applicable regulatory regimes.

Given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regards to how the SEC or the individual state securities regulators will regulate both the offer and sale of our shares of Class B Common Stock and certain of our Investment Products’ common shares, as well as any ongoing compliance that we may be subject to.  As the first company to sponsor multiple offerings under Regulation A, we have led the way in establishing regulatory norms and precedents for offerings undertaken as a Tier 2 issuer, including with regard to our scaled disclosure and reporting requirements and our plan of distribution. While we endeavor to comply with all regulatory regimes with regard to this offering and our Investment Products’ offerings, as a result of the novelty of our business practices surrounding such offerings, we expect to be subject to heightened regulatory focus while the regulatory norms and precedents surrounding our offerings become established, which may result in inquiries, investigations, or other enforcement actions from state or federal regulators, which could severely affect the value of our shares of Class B Common Stock.

Our use of Form 1-A and our reliance on Regulation A for this offering may make it more difficult to raise capital as and when we need it, as compared to if we were conducting a traditional initial public offering on Form S-1.

Because of the exemptions from various reporting requirements provided to us under Regulation A and because we are only permitted to raise up to $75,000,000 in any 12-month period under Regulation A (although we may raise capital in other ways), we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be adversely affected.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we do not need to provide a report on the effectiveness of our internal controls over financial reporting, and we are exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

If we were required to register as an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

Section 3(a)(1) of the Investment Company Act provides that an investment company is any issuer which: (A) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; (B) is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type; or (C) owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. As used in Section 3(a), “investment securities” includes all securities except U.S. government securities; securities issued by employees’ securities companies; and securities issued by majority-owned subsidiaries of the owner which are not investment companies, and are not relying on the exception from the definition of investment company in Sections 3(c)(1) or 3(c)(7) of the Investment Company Act.

We believe that we are engaged primarily in the business of providing asset management services and not in the business of investing, reinvesting or trading in securities. We do not issue face-amount certificates of the installment type. We hold ourselves out as an asset manager and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe we meet the definition of investment company as used in Section 3(a)(1)(A) and 3(a)(1)(B) of the Investment Company Act. We also believe we do not meet the definition of investment company as used in Section 3(a)(1)(C) of the Investment Company Act. Substantially all of our assets are equity interests in certain wholly-owned subsidiaries which themselves do not meet the definition of investment company as used in Section 3(a)(1)(C) of the Investment Company Act.  We also currently and in the future may hold investment securities but we will monitor our holdings to ensure that the value of such investment securities will not exceed 40% of the total value of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.  Similarly, certain of our wholly-owned subsidiaries currently and may in the future hold investment securities.  We will also monitor the holdings of those wholly-owned subsidiaries to ensure that the value of each subsidiary’s investment securities will not exceed 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that we will not be required to register as an investment company under the Investment Company Act. If anything were to happen which would cause us to be required to register as an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among us, our affiliates and our executive officers and directors, or any combination thereof, and adversely affect our business, financial condition and results of operations.

If any of our Investment Products other than the Flagship Fund, Income Interval Fund or Innovation Fund were required to register as an “investment company” under the Investment Company Act, the applicable restrictions could make it impractical for our subsidiaries to continue to provide services to our Investment Products s, which could have an adverse effect on our business.

Our subsidiaries derive a majority of their revenues from fees they earn for providing services to our Investment Products. In that regard, if our Investment Products were required to register as investment companies under the Investment Company Act (other than our 40 Act Funds, which are otherwise already registered), the applicable restrictions could make it impractical for our subsidiaries to continue to provide services to our Investment Products, which could have an adverse effect on our business.

We are not subject to the banking regulations of any state or federal regulatory agency.

We are not subject to the periodic examinations to which commercial banks and other thrift institutions are subject. Consequently, our financing decisions and our decisions regarding establishing loan loss reserves are not subject to periodic review by any governmental agency. Moreover, we are not subject to regulatory oversight relating to our capital, asset quality, management or compliance with laws.

Recent legislative and regulatory initiatives have imposed restrictions and requirements on financial institutions that could have an adverse effect on our business.

The financial industry is becoming more highly regulated. There has been, and may continue to be, a related increase in regulatory investigations of the trading and other investment activities of alternative investment funds. Such investigations may impose additional expenses on us, may require the attention of our senior management and may result in fines if we are deemed to have violated any regulations.

As Internet commerce develops, federal and state governments may adopt new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. Our and the Fundrise Platform’s business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to our business. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could negatively impact our Investment Products. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet. These taxes could discourage the use of the Internet as a means of raising capital, which would adversely affect the viability of the Fundrise Platform.

Laws intended to prohibit money laundering may require us to disclose investor information to regulatory authorities.

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”) requires that financial institutions establish and maintain compliance programs to guard against money laundering activities, and requires the Secretary of the U.S. Treasury (“Treasury”) to prescribe regulations in connection with anti-money laundering policies of financial institutions. The Financial Crimes Enforcement Network (“FinCEN”), an agency of the Treasury, has announced that it is likely that such regulations would subject certain pooled investment vehicles to enact anti-money laundering policies. It is possible that there could be promulgated legislation or regulations that would require us or our service providers to share information with governmental authorities with respect to prospective investors in connection with the establishment of anti-money laundering procedures. Such legislation and/or regulations could require us to implement additional restrictions on the transfer of our shares of Class B Common Stock to comply with such legislation and/or regulations. We reserve the right to request such information as is necessary to verify the identity of prospective stockholders and the source of the payment of subscription monies, or as is necessary to comply with any customer identification programs required by FinCEN and/or the SEC. In the event of delay or failure by a prospective stockholder to produce any information required for verification purposes, an application for, or transfer of, our shares of Class B Common Stock may be refused.

Risks Related to Conflicts of Interest

There are conflicts of interest between us and our affiliates.

All of the agreements and arrangements between us and our affiliates, including those relating to fees and compensation, are not the result of arm’s length negotiations. Rather, such arrangements are determined by our executive officers based on industry standards and expectations of what our executive officers would be able to negotiate with a third party on an arm’s length basis. Some of the conflicts inherent in transactions with our affiliates, and the limitations on such parties adopted to address these conflicts, are described below. We will attempt to balance our interests with those of our affiliates. However, to the extent that such parties take actions that are more favorable to other entities than us, these actions could have negative impact on financial performance.

The interests of our executive officers, directors and affiliates may conflict with our interests.

We may have conflicts of interests with our executive officers, directors and affiliates. This risk is increased by the involvement of Benjamin Miller, who is our Chief Executive Officer and who participates, or expects to participate, directly or indirectly in offering by us and our affiliates, as well as in the management of our Investment Products. Potential conflicts of interest include, but are not limited to, the following:

•	our executive officers, directors and/or our affiliates may make investments in real estate assets for their own respective accounts, whether or not competitive with our business;

•	our executive officers, directors and/or our affiliates will not be required to disgorge any profits or fees or other compensation they may receive from any other business they own separately from us, and you will not be entitled to receive or share in any of the profits return fees or compensation from such businesses;

•	our executive officers, directors and/or our affiliates are not required to devote all of their time and efforts to our affairs; and

•	we experience conflicts of interests with certain of our directors, officers and affiliates from time to time with regard to any of our investments, transactions and agreements in which they hold a direct or indirect pecuniary interest.

We have adopted guidelines relating to director conflicts of interests and policies relating to related-party transactions. However, we cannot assure you that conflicts of interest, such as those listed above, will not result in claims by investors, which could have an adverse effect on our results of operations and financial condition.

As we establish additional Investment Products in the future, there may be conflicts of interests among the various Investment Products, which may result in opportunities that would benefit some Investment Products over others. Our failure to adequately address such conflicts of interest could damage our reputation and adversely affect our business.

We have in the past, and expect to continue in the future, to establish and sponsor additional Investment Product offerings, and to continue to offer investment opportunities primarily through the Fundrise Platform, including offerings that will acquire or invest in commercial real estate equity investments, commercial real estate loans, and other select real estate-related assets. Some of our Investment Products have overlapping investment objectives, and potential conflicts of interest may arise with respect to our decisions regarding how to allocate investment opportunities among those Investment Products. The manager of our Investment Products has adopted an investment allocation policy that governs the allocation of investment opportunities among our Investment Products. To the extent an investment opportunity is appropriate for one of our Investment Products, the manager of our Investment Products will adhere to its investment allocation policy in order to determine to which Investment Product to allocate the opportunity. If a sale, financing, investment or other business opportunity would be suitable for more than one Investment Product, the manager’s investment committee will allocate it according to the policies and procedures adopted by the manager. Any allocation of this type may involve the consideration of a number of factors that the manager’s investment committee determines to be relevant. Although the manager’s investment committee will endeavor to allocate investment opportunities in a fair and equitable manner, any of our Investment Products could be adversely affected to the extent investment opportunities are allocated to other Investment Products. There is no guarantee that the manager’s investment committee will make the correct decision in such allocation.

Except under any policies that may be adopted by us or the manager in the future, no Investment Product will have any duty, responsibility or obligation to refrain from:

•	engaging in the same or similar activities or lines of business as any other Investment Products;

•	doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of any Investment Products;

•	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of any Investment Products;

•	establishing material commercial relationships with another Investment Product; or

•	making operational and financial decisions that could be considered to be detrimental to another Investment Product.

In addition, any decisions by our us or our affiliates to renew, extend, modify or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit one Investment Product more than another Investment Product or limit or impair the ability of any Investment Product to pursue business opportunities. In addition, third parties may require as a condition to their arrangements or agreements with or related to any one particular Investment Product that such arrangements or agreements include or not include another Investment Product, as the case may be. Any of these decisions may benefit one Investment Product more than another Investment Product.

Potential, perceived or actual conflicts of interest, such as those described above, could give rise to investor or stockholder dissatisfaction, litigation or regulatory enforcement actions. Adequately addressing conflicts of interest is complex and difficult and we could suffer significant reputational harm if we fail, or appear to fail, to adequately address potential, perceived or actual conflicts of interest. This could result in a loss of assets under management and adversely affect our business and financial condition.

The conflicts of interest policies we have adopted may not adequately address all of the conflicts of interest that may arise with respect to our activities and are subject to change or suspension.

In order to avoid any actual or perceived conflicts of interest, such as those described above, we have adopted conflicts of interest policies to specifically address some of the conflicts relating to our activities. There is no assurance that these policies will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to us. Our board of directors may modify, suspend or rescind such policies, including any resolution implementing the provisions of such policies, in each case, without a vote of our stockholders.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this offering circular that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this offering circular or in the information incorporated by reference into this offering circular.

The forward-looking statements included in this offering circular are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our and our Investment Products’ operations and future prospects include, but are not limited to:

•	our dependence on fee income generated from our Investment Products to support our continued growth and expansion;

•	the ability of our Investment Products to effectively deploy the proceeds raised in their initial and subsequent offerings;

•	our ability to attract and retain shareholders to the online investment platform located at www.fundrise.com (the “Fundrise Platform”);

•	risks associated with breaches of our data security;

•	public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (COVID-19);

•	climate change and natural disasters could adversely affect properties held by the Investment Products and our business;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	limited ability of our Investment Products to dispose of assets because of the relative illiquidity of real estate investments;

•	intense competition in the real estate market that may limit the ability of our Investment Products to attract or retain tenants or re-lease space;

•	defaults on or non-renewal of leases by tenants of our Investment Products;

•	increased interest rates and operating costs;

•	our failure and the failure of our Investment Products to obtain necessary outside financing;

•	decreased rental rates or increased vacancy rates;

•	difficulties of our Investment Products in identifying properties to complete, and consummating, real estate acquisitions, developments, joint ventures and dispositions;

•	failure of our Investment Products to successfully operate acquired properties and operations;

•	exposure to liability relating to environmental and health and safety matters;

•	changes in real estate and zoning laws and increases in real property tax rates;

•	failure of acquisitions to yield anticipated results;

•	our and our Investment Products’ level of debt and the terms and limitations imposed on us by our debt agreements;

•	the need of our Investment Products to invest additional equity in connection with debt refinancing as a result of reduced asset values;

•	our ability to retain our executive officers and other key personnel of our advisor, our property manager and their affiliates;

•	expected rates of return provided to investors;

•	our ability to source, originate and service our loans and other assets, and the quality and performance of these assets;

•	our ability to retain and hire competent employees and appropriately staff our operations;

•	legislative or regulatory changes impacting our business or our assets and Securities and Exchange Commission (“SEC”) guidance related to Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (the “Securities Act”), or the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”);

•	changes in business conditions and the market value of our and our Investment Products’ assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

•	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by the Company;

•	our ability of our Investment Products to access sources of liquidity when we have the need to fund redemptions of common shares in excess of the proceeds from the sales of our common shares in our offerings and the consequential risk that we may not have the resources to satisfy redemption requests;

•	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act and other laws; and

•	changes to accounting principles generally accepted in the United States of America (“U.S. GAAP”).

•	the other risks identified in this offering circular including, without limitation, those under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this offering circular. All forward-looking statements are made as of the date of this offering circular and the risk that actual results will differ materially from the expectations expressed in this offering circular will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this offering circular, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this offering circular, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this offering circular will be achieved.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of Class B Common Stock in this offering will be approximately $62.7 million, based upon (i) the sale of 3,085,000 shares of Class B Common Stock being offered under this offering circular at an offering price of $15.90 per share and (ii) an estimate of $300,000 offering expenses payable by us being deducted from the gross proceeds. Estimated expenses include all expenses incurred from the commencement of this offering through the expected termination of this offering in 2026, when we expect to file a new offering statement on Form 1-A. We previously raised approximately $169.5 million in our prior offerings.

The principal purposes of this offering are to increase our capitalization and financial flexibility. As of the date of this offering circular, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Currently, we intend to use the net proceeds to us from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. Other than the payment of officers’ salaries, none of the proceeds of this offering will be used to compensate or otherwise make payments to our or our subsidiaries’ officers or directors.

Additionally, we may use a portion of the net proceeds to us to acquire businesses, products, services or assets. We do not, however, have agreements or commitments for any material acquisitions at this time. Further, a portion of the net proceeds may be used to fund limited redemptions or share repurchases in exceptional circumstances, including, without limitation, personal conduct redemptions. Accordingly, our management will have discretion in the application of the net proceeds to us from this offering, and investors will be relying on the judgment of our management regarding the use of these net proceeds. Pending the use of the net proceeds to us as described above, we plan to invest the net proceeds to us in short-term and long-term interest-bearing obligations, including government and investment-grade debt securities and money market funds. We cannot predict whether the proceeds invested will yield a favorable return.

DIVIDEND POLICY AND DIVIDENDS

We have never declared or paid cash dividends on our capital stock, including the Class B Common Stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, contractual restrictions and other factors that our board of directors considers relevant.

DILUTION

If you invest in our Class B Common Stock, your interest will be diluted to the extent of the difference between the offering price per share of our Class B Common Stock and the pro forma net tangible book value per share of our Class B Common Stock immediately after this offering. Dilution results from the fact that the per share offering price of our Class B Common Stock is substantially in excess of the pro forma net tangible book value per share attributable to the existing equity holders. Net tangible book value represents net book equity attributable to equity holders of the Company excluding intangible assets. Note, the net tangible book value does not include any assets or liabilities attributable to consolidated but non-controlling interests.

Our pro forma net tangible book value per share as of December 31, 2022, plus subsequent offering proceeds through July 14, 2023, was approximately $86.2 million, or approximately $1.84 per share of our Common Stock on a fully diluted basis. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of Common Stock outstanding on a fully diluted basis.

The following table illustrates the substantial and immediate dilution per share of Class B Common Stock to a purchaser in this offering, assuming issuance of an additional 3,085,000 shares of Class B Common Stock in this offering:

On Basis of Full Conversion of Issued Instruments	$63.0 Million Raise
Price per Share	$15.90
Shares previously issued in this offering	888,739	(1)
Additional estimated shares to be issued in this offering	3,085,000
Total expected shares in this offering	3,973,739
Previous proceeds from this offering	$13,940,572
Estimated proceeds from this offering	$49,051,500
Anticipated Net Offering Proceeds from this offering	$62,692,072	(2)
Capital raised in previous offering(s)	$176,745,604	(3)
Net Tangible Book Value Pre-Financing from this offering	$37,151,266	(4)
Net Tangible Book Value Post-Financing	$86,202,766	(4)

Shares issued and outstanding Pre-Offering assuming full conversion	43,852,561	(5)
Post-Financing Shares Issued, net of redemptions	46,937,561	(5)

Net tangible book value per share prior to offering	$0.85
Increase/(Decrease) per share attributable to new investors	$0.99
Net tangible book value per share after offering	$1.84
Dilution per share to new investors ($)	$14.06
Dilution per share to new investors (%)	88.45%

(1)	253,837 shares have been previously sold in this offering at $15.15 per share for proceeds of approximately $3,845,631, and 634,902 shares have been previously sold in this offering at $15.90 for proceeds of approximately $10,094,942.

(2)	Net Offering Proceeds from this offering is net of estimated offering expenses of $300,000. Estimated expenses include all expenses incurred from the commencement of this offering on February 13, 2023 through the expected termination of this offering in 2026, when we expect to file a new offering statement on Form 1-A.

(3)	Includes proceeds raised from the offering of 9,966,425 shares pursuant to Regulation A and 23,668 shares pursuant to Rule 506(c) of Regulation D at an average share price of $6.64 in the Company’s initial offering, and proceeds raised from the offering of 8,720,431 shares pursuant to Regulation A and 611,887 shares pursuant to Rule 506(c) of Regulation D at an average share price of $11.83 in the Company’s previous offering.

(4)	Net tangible book value is based on the net tangible equity attributable to equity holders of the Company as of December 31, 2022, in addition to offering proceeds of $13,940,572 received after December 31, 2022. In the instance upon dissolution/sale of the Company, the value of assets and liabilities attributable to non-controlling interests would be excluded from the value of the Company. Thus, assets and liabilities attributable to non-controlling interests are excluded from the Company's net tangible book value.

(5)	Assumes conversion of all issued shares of Series A Preferred Stock to Class A Common Stock, and vesting of all issued restricted Class A Common Stock grants.

The following table sets forth, as of July 14, 2023, on the same pro forma basis as above, the number of shares of Class B Common Stock purchased from us (net of redemptions), the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing stockholders and by the new investors, using the prior offering results, and assuming the remaining 3,085,000 shares being offered pursuant to this Offering Circular are issued at $15.90 per share, before deducting estimated offering expenses payable by us:

	Dates Issued	Issued Shares		Effective Cash Price per Share at Issuance or Potential Conversion
Class A Common Stock	2014-2019, 2021	2,455,894		$0.17	(2)
Class F Common Stock	2014	10,000,000		N/A	(3)
Series A Preferred Shares	2014	10,647,531	(1)	$2.19
Series A Preferred Shares (Conversion of convertible notes payable)	2014	1,217,515	(1)	$1.20

Total Common Stock Equivalents		24,320,940		$1.04
Class B Common Stock, assuming an additional $49.1 million raised	2017-2023	23,296,150		$10.29	(4)

Total After Inclusion of this Offering		47,617,090		$5.56	(5)
Class B Redemptions		(679,529)
Total After Inclusion of this Offering, net of Class B redemptions		46,937,561

(1)	Assumes conversion of all issued shares of Series A Preferred Stock to Class A Common Stock.

(2)	As of July 14, 2023, 2,453,935 shares have been authorized and issued, and are fully vested, and 1,959 options have been exercised. Class A Common Stock Issued previously included 432,965 forfeited shares, these are no longer included in the total Class A Common Stock Issued, as it is unlikely that we will reissue those shares under our Stock Plan in the foreseeable future. 1,912,900 shares were issued for an effective cash price of $0.1105 per share. 174,000 shares were issued for an effective cash price of $0.19 per share. 797,500 were issued for an effective cash price of $0.29 per share. 2,500 shares were issued for an effective cash price of $5.50 per share. 459 options were exercised for $5.50 per share and 1,500 options were exercised for $5.25 per share.

(3)	Common shares issued without cash payment includes 10,000,000 Class F shares to the co-founders for the contribution of Fundrise LLC, Popularise LLC, Fundrise Servicing LLC, and other assets of the Company.

(4)	Based on shares issued previously, and assuming the 3,085,000 additional shares being offered pursuant to this offering circular are issued at $15.90 per share, the Class B weighted average per share will be $10.29.

(5)	Based on total Common and Preferred shares issued previously, and assuming the 3,085,000 additional Class B shares being offered pursuant to this offering circular are issued at $15.90 per share, the weighted average per share will be $5.56.

The table above does not give effect to shares of our Class A Common Stock that may be issued upon the exercise of options that we expect to grant under our stock-based compensation plans after the time of this offering. To the extent shares of our Class A Common Stock are issued pursuant to the Company’s Second Amended and Restated 2014 Stock Option and Grant Plan, there will be further dilution to new investors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

See the linked section below regarding our (i) liquidity and capital resources, (ii) results of operations, and (iii) accounting policies for the period covered by our most recent Annual Report on Form 1-K for information, which information is hereby incorporated by reference into this offering circular.

•	Form 1-K for Fiscal Year ended December 31, 2022 (see Item 2)

BUSINESS

Rise Companies, together with its affiliate organizations ("Fundrise"), combines modern financial technology and what we believe is best-in-breed investment management to build the next generation of alternative asset management infrastructure. We generate revenue from fees related to a portfolio of approximately $6.5 billion of real estate and technology assets. Our technology platform has allowed us to build a differentiated business with a significant competitive advantage, including approximately 397,000 investors, 2 million users, and cutting-edge software infrastructure.

In the pursuit of our mission to democratize investing in private markets, we believe we are now the largest direct-to-investor alternative asset manager in America. With over 300 employees, half of whom are technology professionals and software engineers, our aim is to build and own the future of private markets.

Technology inevitably disrupts every industry. We’ve seen it over and over again — in commerce, media, advertising, computing, communication, and even work itself. Today, there remain only a few great bastions still resisting this revolution — airlines, automobiles, energy, real estate, and capital formation to name a few. These industries, we believe, have been more resistant to current technology because, as companies like Tesla have shown, they are more capital intensive and therefore require enormous outlays of risk capital to achieve the scale necessary to deliver a truly disruptive product.

From the beginning, the mission of Fundrise has been to build a better financial system — one that we are designing to work on behalf of individuals rather than at their expense. However, the financial system itself is enormous and far too large for us to try to improve all at once. It is complex, full of arcane regulation, and has hardly changed over the past century.

We believe the public markets are where the vast majority of individuals invest and, not coincidentally, where there has been a significant amount of technology penetration and disruption. The raucous trading pit has been replaced by silent machines. The internet and apps drove the cost to trade stocks down to zero. Public company data has never been so transparent and readily available. The promise of an efficient market is truer than ever.

On the other hand, we believe our private markets still resemble the public markets of more than a half century ago. Transactions are performed manually by salespeople. Data is opaque and fragmented. Access is fundamentally barred to individuals. Sophisticated investors capture excess alpha from highly inefficient markets.

In short, we believe the private financial markets have managed to escape true disruption to-date and are ripe for reinvention. So, we first focused on giving our investors access to the real economy by redefining the process of investing in real estate. As of December 31, 2022, based on data from recent PERE rankings, Fundrise (through our Fundrise Investment Products, defined below) is one of the 50 largest real estate private equity investors in the world by total annual fundraising and total annual deployment, both raising and deploying more than $2 billion of capital over the last two years, 2021 and 2022(1)(2). In 2022, we expanded our scope into growth equity, giving our investors the chance to build a portfolio of tomorrow’s technology giants by investing in high growth, mid-to-late stage private technology companies in sectors like modern data infrastructure, fintech, and artificial intelligence and machine learning. We have spent over ten years building a technology platform that disrupts those asset classes, democratizing and reimagining private markets altogether.

Where we started

The financial system, at its most basic level, is made up of three component parts to the value chain: 1) distribution, 2) investment (or selection), and 3) production (or operation). And while the glory may lie in investment or selection, we believe the power is actually in the distribution and production.

We started by rebuilding the distribution phase because, at the time, we believed it was the most ripe for disruption. The internet had created a new channel by which to communicate and interact with customers, and through our app and web platform, we unlocked direct private non-traded real estate investment as an asset class that had previously been unavailable for most individual investors. We then paired this customer interface with our own backend infrastructure, leveraging software to drive down the marginal cost of investment to nearly zero. As a result, we were able to bring the minimum investment down from the traditional hundreds of thousands to only $10, and for the first time (in our opinion) truly democratize access to the private real estate market.

This process of opening up private markets to individuals is, on its own, a big business.

We believe distribution (aka fundraising) is power, because ultimately he or she who writes the checks makes the decisions. And unlike most investment managers who distribute their investments through an army of salespeople, we at Fundrise have formed direct relationships with hundreds of thousands of individuals.

And “hundreds of thousands” is just a start. We believe there are tens of millions of investors who will need access to private markets over the next several years and decades. By freeing control of the capital from traditional institutions, we have been able to build a new system without institutional encumbrance from the resistance to change by those who fear career risk.

However, as we’ve said, the mission of Fundrise — and its true, deeper potential — lies in disrupting not only one step of the chain but the entire financial system itself.

Where we are going

We are systematically replacing each step with software. Over time, we have built a new set of rails for the private investment industry.

To paraphrase the saying, how does software eat finance? One byte at a time.

Over the past several years, our energy and attention has increasingly expanded to redesigning and rebuilding both the investment/selection and production/operation components of the value chain. And while we still have a lot left to do, we have at this point created (to our knowledge) the first truly end-to-end software platform connecting the dollars entrusted to us by our investors directly to the assets we are investing in and operating on their behalf.

(1) PERE, Introducing the PERE 200 https://www.perenews.com/introducing-the-pere-200/

(2) PERE, PERE 100 sees lower investment levels, https://www.perenews.com/pere-100-sees-lower-investment-levels/

And while the benefits, both existing and future, are numerous, two simple measures of the value of our system come in the form of (i) greater overall efficiency (or reduced costs) as a result of vertical integration and lower overall fees; and (ii) alignment of the decisions made at each step of the chain, back up to what is in the best interest of investors in our Fundrise Investment Products.

Over the years, we have come to believe that we are building a much different company than most in the financial industry appreciate (something we think is a good thing). We believe this is probably because most fintech companies to date have been more hype than substance, essentially acting as shiny digital wrappers of the same underlying systems and products.

Where we stand today

When an individual invests through the Fundrise Platform, they are investing into private market assets previously outside the reach of the everyday individuals. This is, of course, as opposed to the public markets (such as publicly traded stocks, ETFs, etc.). Increasingly companies are not entering the public markets until later and later, if at all. The lifecycle of growth companies and assets is increasingly occurring in private markets. See this example(1).

(1) The above general expected growth trend is only to illustrate the general expectations of institutional investors when making their investment analyses and does not reflect actual or expected growth of investments made with our Fundrise Investment Products. All company names, logos and brands are property of their respective owners. All company, product and service names and logos used in this document are general examples used for informational purposes only. Use of these names, logos and brands does not imply endorsement.

And much like trying to invest in Snowflake, Google, or Uber before they went public, access to private market (i.e. “early stage”) investments is restricted -- only available to those who go through a series of institutional channels controlled by intermediaries and gatekeepers, all of whom charge hefty tolls in the form of performance fees, sales commissions, and other transaction costs.

In fact, unless they happen to be old enough to have a pension, we believe most investors simply do not have any feasible way to access private markets and as a result are limited to investing exclusively in publicly traded stocks.

This matters because we believe that a more diversified portfolio generally results in a better risk-adjusted return. Moreover, when they invest in a company (or real estate asset) once it is in the public markets, investors are far more often than not paying a higher price, i.e., a premium, vs. those who have the ability to buy into the asset while it is still private.

This idea of both disrupting and reinventing the “private equity value chain” lies at the very heart of the Fundrise Platform. Our platform today covers the following aspects of the value chain:

•	Distribution: Fundrise owns and operates the “Fundrise Platform”, a leading alternative asset investment platform, that:

o	allows individuals to invest in what we believe is both a superior and simpler investing experience, including:

▪	frictionless investment transaction and management that is constantly evolving to be the most simple, transparent, and user-friendly experience in finance;
▪	ultra-low costs and zero upfront fees, eliminating high-fee broker-dealers and other expenses of the investment process usually involving many intermediaries;
▪	payment processing, including deep validation layers for anti-fraud, non-sufficient funds, and identity, processed 3.7 million ACH transactions in 2022 and 2.1 million as of June 30, 2023;
▪	real-time reporting of return calculations performed daily for each client account via ETL software layer, currently storing over 36.6 billion data points; and

o	enables investors in our Fundrise Investment Products to earn returns from alternative asset classes that have generally been unavailable to many individual investors.

•	Selection: Fundrise has created an investment and fund management platform that leverages automated processes and reporting to reap the benefits of a lower cost structure of a back-of-house built with APIs and data stores rather than PDFs and Excel that allows for us to:

o	remove the double promote for average investors (where alternative fund sponsors receive a share of the profits in the distribution waterfall) common with alternative asset investments;
o	systematize the back-of-house of accounting, tax, operations and fund operations, including software generating over a million 1099s and K-1s at minimal cost to the investor; and
o	maintain 57 million unique shareholding records, including daily automated transfer agent integration.

•	Production: Fundrise has developed operating platforms that leverage software to lower the operating cost and improve the selection, management, and performance of investments by:

o	building “software-first” solutions to manage deal origination and investment data capture; and
o	developing a systems-based approach to asset management and operations that systematically updates and replaces the data input and analysis with our proprietary software.

We built one of the first fully integrated, *end-to-end technology* platforms for alternative assets.

INVESTORS
CORNICE™
INVESTOR SERVICING
FUND MANAGEMENT
TAX
BASIS™
EQUITIZE™
ASSETS

Relevant Industry Background

We believe the trends in the traditional real estate capital markets have created an opportunity for our online, direct investment model to facilitate more efficient deployment of capital and achieve both lower-cost of financing for real estate operators and more attractive risk-adjusted returns for investors in our Investment Products.

•	Private Equity Funds and Institutional Investors Control the Capital Markets. Since the late 1980s, private equity funds and other institutional investors have increasingly become a larger and larger percentage of the commercial real estate capital markets. Because of high fixed costs related to underwriting and servicing, these funds focus primarily on larger commercial real estate assets with total capitalization in the range of $50 million to $100 million.

Moreover, one of the responses to the 2008 recession, according to Preqin Global Private Equity Report, has been growth in the average size of investment funds, whereby institutional investors have been investing more of their capital with fund managers that have extensive track records, and are therefore, by nature, raising much larger funds. In 2014, funds of a size equivalent to $1.5 billion or more accounted for 58% of all private equity capital raised, while first-time managers only accounted for 7% of capital raised. The average fund size hit a record of greater than $600 million. Larger funds consequently focus on larger deals in order to deploy their capital fully and efficiently.

•	Control by Institutional Funds Creates Inefficiencies and Distortions in Commercial Real Estate Markets. We believe that institutional dominance of the commercial real estate capital markets have created several key inefficiencies and distortions:

1)	Individual investors lack the size and market power to access quality real estate investments and therefore must rely on accessing investments through institutional channels. Over time, the control and market-making power enjoyed by traditional institutional players has allowed them to impose excessively large fees, overhead, and profit sharing interests. The result is the individual investor receiving a disproportionately small share of profits generated by the underlying real estate assets.

2)	Institutional funds operate a model that is heavily dependent on manual processes. This results in high overhead and fixed costs. As a result, institutional funds tend to focus on large transactions in an effort to generate maximum profits relative to a fixed amount of work. This focus on only large transactions distorts the natural demand for these assets, increasing competition, and driving down returns. This further results in the individual, non-institutional investors receiving a lower relative risk-adjusted return.

3)	The excess demand for large assets results in lower supply of capital to small-to-medium sized operators and small balance commercial real estate assets. This inefficiency created by a lack of investors in the space, allows for opportunities to receive a better relative risk-adjusted return.

•	Retail investors have limited opportunity to invest in private real estate without paying a heavy fee load. The non-traded REIT industry has seen enormous growth in the past 5 years, raising up to $15 billion a year, according to the Investment Program Association. This success was achieved despite an outdated distribution model dominated by armies of brokers (which are often affiliated with the non-traded REIT raising capital) that charge up-front fee loads of as much as 15% to 20% on each investment – some of the highest loads across the entire financial industry. We believe that a lower cost alternative, such as the Investment Products we sponsor, available through a convenient and direct online platform, would offer compelling competition in the marketplace.

Our Solution

We own and operate the Fundrise Platform, a leading web-based and mobile alternative asset investment platform located at www.fundrise.com. We believe technology-powered investment management is the future of the real estate industry and other alternative asset classes. Enabled by our proprietary technology, we leverage data and technology to lower the operating cost and improve the performance of our investments. Through a vertically integrated infrastructure that automates the traditional processes of the real estate investment business, the Company aggregates thousands of individuals from across the country to create the scale of an institutional investor on a single digital backbone – thereby lowering the marginal cost of each investor to nearly zero. Individuals can invest through the Fundrise Platform at ultra-low costs for what we believe is a superior web-based and mobile experience. Investors use the Fundrise Platform to have the ability to earn returns from real estate and other alternative asset classes that have generally been closed to many investors.

We generate the majority of our revenues from (i) investment management fees from our Investment Products, (ii) platform advisory fees from investors in our Investment Products, (iii) real estate portfolio strategy fees for acquisition and capital markets services provided paid by our Investment Products and their affiliate entities, and (iv) real estate operating platform fees paid by our Investment Products and their affiliate entities.

Since 2012, when we sponsored our first online investment, through June 30, 2023, we have originated over $3.8 billion of assets and our investors have earned $328 million in net dividends. As of June 30, 2023, the Investment Products have total AUM of $3.19 billion with over 397,000 active investor accounts and 2,000,000 users on the Fundrise Platform.

We have yet to generate any profits from our operations and are incurring net losses, and do not expect to generate any profits until the Investment Products’ assets under management (AUM) is substantially larger.

Excluding whole loan co-investors and real estate debt and equity originated but not fully drawn down, the average amount invested in the Fundrise Investment Products was over $8,000 per unique investor as of June 30, 2023.

In April 2014, at the time of our Series A financing round, the Company priced its stock in an arms-length transaction at a $2.18 a share, and has since experienced the following comparative growth metrics (all figures in thousands except Real Estate Transactions, Employees and Growth percentages):

	April 14, 2014	December 31, 2019	December 31, 2020	December 31, 2021	December 31, 2022	June 30, 2023	YTD Growth	Growth since Series A Financing (April 2014)
Assets Under Management	$665	$988,202	$1,353,654	$2,442,988	$3,208,629	$3,186,123	-1%	478,944%
Real Estate Transactions	9	316	343	400	446	487	9%	5,311%
Active Investors on the Fundrise Platform*	0.5	123	154	218	388	398	3%	83,091%
Class B Investors**	0	16	24	31	43	44	4%	**
Employees	12	110	129	246	308	302	-2%	2,417%

*Active Investors represents the approximate total number of unique investors less the approximate number of investors who were no longer invested in any of the programs as of such date.

**We began offering shares of Class B Common Stock through our internet Public Offering (iPO) in February 2017.

By combining sound investment principles with our proprietary web-based technology, we believe we have built a solution that will transform how the alternative investment markets operate, increasing their efficiency and transparency. Our model is built specifically to leverage the economies of scale created by the Internet to cut out excessive fees, while also lowering execution costs and reducing both time and manual resources.

We believe we are participating in and driving the third wave of a paradigm shift in the financial industry similar to the invention of and move to online brokerages and online payment systems that occurred in the late 1990s and 2000s, and the “marketplace lending” and automated registered investment advisor movements in the 2000s and 2010s.

We believe that the first wave of this paradigm was from physical brokerages to online brokerages, such as E*TRADE Financial Corp., TD Ameritrade Corp., and Charles Schwab Corp. We believe the second wave of this paradigm shift is represented by technology-driven asset management companies such automated registered investment advisors, such as Wealthfront Inc. and Betterment, LLC. However, unlike online brokerage platforms, online payment processors, marketplace lending platforms, or automated registered investment advisors, we are focused on sponsoring and directly offering to investors (without the costs associated with such intermediaries), alternative investments.

Our end-to-end integrated technology platform transforms the real estate origination, underwriting, funding, and servicing processes; replacing expensive sales and management teams with online and mobile applications, implementing data driven decision-making, and automating transactions through payment processing APIs (application programming interfaces). Through our direct-to-the-investor investment platform, we allow an individual investor to invest in the value (price per square foot) and yields available in the private real estate market.

Simultaneously, the technology platform allows for the seamless purchase of interests in private real estate investments, performance tracking and reporting through a personalized dashboard, and automated account management and maintenance, including financial updates and tax reporting. This allows us to service thousands of investors at a fraction of the cost of conventional, offline management typical in real estate.

Because the entire system is built on an API-based technology platform and utilizes data driven analysis and decision-making, the model is continuously improving and increasing in efficiency as the volume of data points increase exponentially and our automated processes undergo constant optimization.

Benefits to Investors in Our Investment Products

•	Public Access to a New Asset Class: Private Real Estate. Anyone can now invest in private real estate through the Fundrise Platform. The asset class has historically been funded and held by financial institutions or large institutional investors. The vast majority of individuals have been barred or largely underserved. By building a direct to consumer model and leveraging the scale of the Internet, individual investors can get access to a primary offering of real estate investments at virtually the same price and terms that institutional investors traditionally enjoy.

•	Lower Costs Drive Higher Returns for Investors in Our Investment Products. Through the Fundrise Platform, we reduce upfront fees and costs by up to 90% when compared to publicly traded REITs and public non-traded REITs. Through the Fundrise Platform, we have eliminated the high-fee broker-dealer and investment banker, while removing the 20% promotes for average investors common with real estate private equity. Our direct online investment model allows us, through our Investment Products, to more efficiently raise capital than conventional institutional capital.

•	Radical Accountability. We strive to always place our Investment Product investors first, and provide them with the best possible investor experience. To this end, we have adopted a low-fee model similar to the Vanguard investment philosophy, where costs are kept to a strict minimum.

•	Customer Experience/Convenience. We are obsessed with our Investment Product investors. Our team provides high tech, personalized support to investors in our Investment Products. Our team answers questions and provides assistance throughout the investment process and the life of the investment, without ever resorting to high-pressure, active selling efforts that often lead to abuse by traditional distribution channels.

eREITs’ and eFund’s Share Redemption Programs

Our eREITs and eFund have adopted a redemption plan whereby shareholders may have one outstanding redemption request at any given time and request that the eREITs and eFund redeem up to the lesser of 5,000 shares or $50,000 worth of shares per each redemption request. Based on an assessment of the eREITs’ and eFund’s liquid resources and redemption requests, the eREITs’ and eFund’s Manager, Fundrise Advisors, LLC, our wholly-owned subsidiary, has the authority, in its sole discretion, to limit redemptions by each shareholder during any month or quarter, as applicable, including if the Manager deems such action to be in the best interest of the shareholders as a whole.

Except in the case of exceptional redemptions, the effective redemption price will be calculated based on a declining penalty to the redemption price in effect at the time of the redemption request, rounded down to the nearest cent. The redemption price will be equal to (i) the NAV per share for our common shares in effect at the beginning of the quarter in which the redemption request is made, reduced by (ii) the aggregate sum of NAV Distributions, if any, declared (whether paid or unpaid) for such quarter. “NAV Distributions” are distributions that, in the sole discretion of the Manager, reduce the Company’s NAV (including, for example, distributions arising from the proceeds of the sale of one or more of our properties where such proceeds are not reinvested in other properties). The redemption price will not, however, be reduced by the aggregate sum of other distributions, if any, that are not-NAV Distributions that have been (i) paid with respect to such shares prior to the date of the redemption request or (ii) declared but unpaid on such shares with record dates during the period between the redemption request date and the redemption date (i.e., the last day of the applicable quarter).

Holding Period from Date of Settlement	Effective Redemption Price (as percentage of per share redemption price) (1)
Settlement date to 5 years	99.0	%(2)
More than 5 years	100.0	%(3)
Exceptional redemptions	100.0	%(4)

(1)	The Effective Redemption Price will be the per share NAV for our common shares as of the beginning of the quarter in which the redemption request is made and (i) reduced by any NAV Distributions during such quarter and (ii) rounded down to the nearest $0.01.

(2)	For shares held less than five (5) years, the Effective Redemption Price includes the fixed 1% penalty to the NAV for our common shares in effect at the time of the redemption request.

(3)	For shares held at least five (5) years, the Effective Redemption Price does not include any penalty to the NAV for our common shares in effect at the time of the redemption request.

(4)	For exceptional redemptions, the Effective Redemption Price does not include any penalty to the per share price for our common shares in effect at the time of the redemption request.

Given the unprecedented level of disruption and ongoing uncertainty caused by the global coronavirus (COVID-19) pandemic, in an effort to protect the interests of existing shareholders of the eREITs and eFunds, processing and payment of redemptions under each of their redemption plan was suspended until further notice effective as of March 31, 2020. Processing and payment of redemptions resumed under each eREIT and eFund redemption plan as of June 30, 2020.

Interval Fund Quarterly Repurchase Offers

The Flagship Fund and the Income Interval Fund (the “Interval Funds”) are “interval funds”, which is a structure designed to provide some liquidity to their shareholders by allowing for quarterly offers to repurchase between 5% and 25% of the Interval Funds’ outstanding shares at such Interval Funds’ net asset value per share, pursuant to Rule 23c-3 under the 1940 Act. The Interval Funds intend to make quarterly repurchase offers for their shares, unless such offer is suspended or postponed in accordance with relevant regulatory requirements. In connection with any given repurchase offer, it is likely that the Interval Funds may offer to repurchase only the minimum allowable amount of 5% of their outstanding shares. An Interval Fund’s offer to purchase shares is a fundamental policy that may not be changed without the approval of the holders of a majority of such Interval Fund’s outstanding voting securities (as defined in the Investment Company Act).

Tender Offer Fund Periodic Repurchase Offers

The Innovation Fund is a “tender offer fund”, which is a structure designed to provide some liquidity to their shareholders by allowing for periodic offers to repurchase a portion of the Innovation Fund’s outstanding shares at their net asset value per share. The Innovation Fund intends, but is not obligated, to make quarterly repurchase offers for their shares in the sole discretion of its Board of Directors. In connection with any given repurchase offer, the Innovation Fund does not expect that such repurchase offers will be for more than 5% of the Innovation Fund’s net assets. No assurance can be given that repurchase offers will occur as contemplated at all.

Benefits to Real Estate Operators

•	Real Estate Operators are Embracing Technology. Real estate operators are increasingly using online services to manage their operations – to market and lease space, to search for capital, to gather and analyze asset management data. We believe real estate operators will come to expect a technology-driven capital source.
•	Access to Reasonably Priced Capital. Our innovative online, direct investment model and business process automation enable us to offer real estate operators, who may be borrowers or joint venture partners, a lower cost of capital than typically demanded by hedge funds or private equity. As a result of eliminating traditional intermediaries and digitizing the traditional offline investment infrastructure, through the Fundrise Platform, we can compete with a generally lower cost of capital when compared to traditional capital sources.
•	Superior Online Experience. Our goal is to form long-term relationships with real estate operators, facilitating our technology platform and growing network effect of investors to provide an array of financial solutions that meet the industry’s evolving needs over time.
•	The Digital Footprint of Real Estate is Expanding. There is a vast amount of real-time digital data about real estate properties that can be used to generate valuable insights that help better assess the creditworthiness and growth potential of an investment.
•

Small Real Estate Operators are not Adequately Served by Traditional Capital.  In our experience, the majority of institutional investors will not write checks less than $5 million to $10 million, and most prefer to invest $20 million to $50 million per deal. Due to their manual processes and expensive overhead, traditional institutional investors require larger deals to amortize their costs and generate greater fees and back-end carried interests. Through the Fundrise Platform, we are able to utilize a computerized, rules-based engine for filtering deal flow, removing the institutional bias associated with reviewing applications. We believe traditional investment funds face a number of challenges and limitations that make it difficult to address the capital needs of small to medium sized real estate operators.

The inefficiency and fragmentation of the small balance commercial and multifamily (“SBCM”) market has resulted in a relatively lower pricing for SBCM properties as compared to core institutional assets. As of year-end 2017, there was the largest spread in prices between the Core Commercial CPPI component (an index created by Moody’s and Real Capital Analytics that tracks the price of large-scale, institutional-sized commercial real estate) and the Boxwood SCPI (an index created by Boxwood Means that tracks the price of small-scale commercial real estate) since before the 2008 financial collapse.

We believe, over time, real estate capital sourcing will move online to a digital discovery and data-driven due diligence process due to our superior technology process and platform.

Our Competitive Strengths

We believe the following competitive strengths differentiate us and serve as barriers for others seeking to enter our market:

•	First Mover Advantage. We have been largely credited as being one of the first, if not the first, online real estate investment platforms, and were the first to offer real estate investments online through Regulation A, with our first sponsored offering being declared qualified on June 19, 2012, three years to the day before the revisions to Regulation A mandated by the JOBS Act became effective. In 2015, we reinvented the online real estate investment industry with the launch of our proprietary eREIT® investment model, opening up online direct real estate investing to anyone in the United States. Since our inception, we have been a pioneer, innovator and thought leader in the real estate finance industry. We believe that our brand, reputation and scale has continuously allowed us to attract both a greater volume of new investors as well as the top real estate operators, which in turns leverages a lower operating cost structure, resulting in a snowball effect in our ability to consistently provide both better risk-adjusted returns and attractively priced flexible financing capital.

•	End-to-End Integrated Technology Platform. We built a single, fully integrated end-to-end web platform specifically designed to reduce the cost and increase the efficiency in the commercial real estate capital markets. Our Fundrise Platform touches every aspect of the property’s lifecycle, including deal origination, underwriting, funding, asset management and investor servicing. This allows us to automate and streamline the traditionally separate processes into a single seamless model.

•	Significant Scale. We believe we have the largest and fastest growing user base of investors in the industry. This ever-growing base of investors managed across the same software infrastructure allows us to constantly improve overall efficiency and performance. These benefits have generated a network effect, whereby the current size of the user base of the Fundrise Platform accelerates the growth of the user base, in our ability to provide market-leading products and satisfied members, which in turn help drive increased investment dollars as well as new first-time investors.

•	Proprietary Underwriting and Analytics Engine. Our proprietary underwriting process and digital data backbone provide us an efficient system to assess the risk and creditworthiness of each real estate investment opportunity. Our internal database driven system is constantly collecting new data points. As our data set continues to expand with each new investment that is submitted for review and each ongoing monthly and quarterly detailed asset level report received, our internal infrastructure grows and analytical capabilities improve.

•	Diversified Acquisition Channels. We have built a variety of online digital acquisition channels including social platforms, native content, content marketing, remarketing, and channel partnerships to directly acquire new investors online. The channels capitalize both on brand awareness and the low cost of various online distribution models to reduce our costs to acquire new investors without the need to utilize traditional sales networks and advertising.

•	Diversified Products Offering. We sponsor a suite of commercial real estate investments, including, currently, five equity eREITs®, one balanced eREIT®, three geographic eREITs® (East Coast, West Coast and Midland), and one eFund focused on the development of for-sale housing and last mile logistic centers. Our Opportunity Fund originates, invests in, and manages a diversified portfolio of real estate properties, joint venture equity investments, and other real estate-related assets, particularly with a focus on multifamily rental units and office buildings located in Opportunity Zones. Our Credit Fund originates, acquires and structures real estate loans, including senior mortgage loans, subordinated mortgage loans, and mezzanine loans, particularly with a focus on the multifamily and single-family rental markets. Our Flagship Fund and Income Interval Fund act as non-diversified, closed-end management investment companies that are operated as interval funds. Our Innovation Fund acts as a non-diversified, closed-end management investment company that is operated as a tender offer fund. This diversity provides us with multiple, scalable investment products, long-term capital commitments and access to flexible funding for growth.

•	Existing Industry Players Not Technology Integrated. Most commercial real estate operators and capital sources use limited technology other than Microsoft Excel, Argus, and third-party property management software. We believe there is an opportunity to drive better performance with an end-to-end integrated technology-driven real estate investment company.

•	Technology Limitations of Existing Real Estate Companies. Many traditional real estate companies use legacy or third-party systems that are difficult to integrate or adapt to the shifting needs of small businesses. Real estate companies have limited their use of algorithms and big data analysis. Although we invest substantial resources in our underwriting, we are increasingly incorporating technology-driven processes. As a hybrid technology and real estate company, we believe we are well suited to develop products that increase the quality and speed of our underwriting, while lowering costs.

•	Organizational and Structural Overhead Challenges. The costly combination of sales networks and in-house originators and manually intensive underwriting procedures makes it difficult for traditional lenders to efficiently serve small to medium sized real estate operators. We believe that our increasingly automated process will continue to drive down our operational costs, in order to achieve better returns for investors and better pricing for real estate operators.

•	Constant Consistent Focus on the Individual Investor. Since inception, we have always been passionate about providing individual investors best in class service, regardless of their net worth. We have developed significant expertise over our ten plus-year operating history of focusing exclusively on assessing and delivering investments to individuals. We believe this passion, constant focus, and experience offering real estate investments to individuals through a digital medium provides us with an expertise that is unique in the market.

•	Management Experience. We believe that our management has significantly more experience in the critical areas of our industry (real estate, finance, securities, and technology) than any of our competitors. Collectively, our senior management has spent over 40 years in the real estate industry. In addition, our technology group has been able to build our entire proprietary web platform without outsourcing any software development. As of June 30, 2023, management has successfully sponsored, publicly filed and qualified twenty-one (21) offerings under Regulation A (including what we believe to be the first two Regulation A offerings to raise what was then the maximum of $50 million in any 12-month period), not including this Regulation A offering for Rise. Further, during 2021, management successfully launched a novel Fundrise Real Estate Interval Fund, LLC (“Flagship Fund”) registered under the Investment Company Act, and then, in 2022, subsequently launched the Income Interval Fund and the Innovation Fund, a second and third Investment Product registered under the Investment Company Act, signaling a new stage of uninhibited growth for the Company given the unlimited offering capacity provided for under the Investment Company Act. We believe this significant breadth of experience provides us with the ability to continue to lead our industry and create innovative products and solutions ahead of our competitors.

Our Real Estate Investment and Asset Management Technology Platform

We own and operate, via a wholly-owned subsidiary of ours, the Fundrise Platform, which allows investors opportunities in alternative investments that have been historically difficult to access for non-accredited investors.

We are an online alternative asset investment company. We use industry-specific expertise to evaluate, originate, service and manage investment opportunities through our real estate, financial fund management. As a specialized asset manager, we seek to develop alternative investment vehicles for external investors, for which we provide asset management services, typically under long-term management arrangements either through a contract with, or as the manager or general partner of, our sponsored investment vehicles.

We limit our investment vehicle development and management services to asset classes where we have specific expertise. We believe this strategy enhances the return on investment we can achieve for our investment vehicles. In our real estate operations on behalf of our Investment Products, we concentrate on the ownership, operation and management within the multifamily, industrial, and single family rental segments.

Geographic Scope

We operate nationally, with our Investment Products collectively, as of June 30, 2023, having real estate investments in 21 states and Washington D.C., with investors in our Investment Products collectively from all 50 states and Washington D.C.

Description of Property

Our principal office is located at 11 Dupont Circle NW, 9th Floor, Washington, DC 20036, which we lease. Other than real estate assets that are part of our various Investment Products, we do not own any real estate. We believe that our current office space is suitable and adequate for the conducting of our in-person business, but may need to relocate offices in the future in the event that we hire additional employees.

Rise is a remote-first work environment. We consider this to provide a sizeable advantage both when it comes to hiring talent, which is no longer limited to one metropolitan area, as well as in regard to our operations, which are efficiently run entirely virtually. As of June 30, 2023, the vast majority of Rise employees opted for a remote working environment.

Our Business and the Investment Company Act

Section 3(a)(1) of the Investment Company Act provides that an investment company is any issuer which: (A) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; (B) is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type; or (C) owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. As used in Section 3(a), “investment securities” includes all securities except U.S. government securities; securities issued by employees’ securities companies; and securities issued by majority-owned subsidiaries of the owner which are not investment companies, and are not relying on the exception from the definition of investment company in Sections 3(c)(1) or 3(c)(7) of the Investment Company Act.

We believe that we are engaged primarily in the business of providing asset management services and not in the business of investing, reinvesting or trading in securities. We do not issue face-amount certificates of the installment type. We hold ourselves out as an asset manager and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe we meet the definition of investment company as used in Section 3(a)(1)(A) and 3(a)(1)(B) of the Investment Company Act. We also believe we do not meet the definition of investment company as used in Section 3(a)(1)(C) of the Investment Company Act. Substantially all of our assets are equity interests in certain wholly-owned subsidiaries which themselves do not meet the definition of investment company as used in Section 3(a)(1)(C) of the Investment Company Act.  We also currently and in the future may hold investment securities but we will monitor our holdings to ensure that the value of such investment securities will not exceed 40% of the total value of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.  Similarly, certain of our wholly-owned subsidiaries currently and may in the future hold investment securities.  We will also monitor the holdings of those wholly-owned subsidiaries to ensure that the value of each subsidiary’s investment securities will not exceed 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that we will not be required to register as an investment company under the Investment Company Act. If anything were to happen which would cause us to be required to register as an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among us, our affiliates and our executive officers and directors, or any combination thereof, and adversely affect our business, financial condition and results of operations.

Our subsidiaries derive a majority of their revenues from fees they earn for providing services to our Investment Products. Our Investment Products make equity and debt investments in diversified portfolios of commercial real estate and real estate-related assets (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) to a lesser extent, through minority-owned joint venture subsidiaries which may be investment securities. Three of our Investment Products are subject to regulation under the Investment Company Act: Flagship Fund, Income Interval Fund, and Innovation Fund (“40 Act Funds”). We take the position that our remaining Investment Products are not investment companies because they do not meet the definition of investment company as used in Section 3(a)(1) of the Investment Company Act.  We monitor the holdings of each of our remaining Investment Products to ensure that the value of its investment securities will not exceed 40% of the value of the total assets of the Investment Products (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

Certain of our eREITs’, eFund’s, Credit Fund’s, and oFund’s subsidiaries may meet the definition of investment company as used in Section 3(a)(1) of the Investment Company Act, however, they may rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act is designed for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The Staff in the Division of Investment Management of the SEC takes the position that this exclusion generally requires that at least 55% of the entity’s assets on an unconsolidated basis consist of qualifying real estate assets and at least 80% of the entity’s assets consist of qualifying real estate assets or real estate-related assets. These requirements limit the assets those subsidiaries can own and the timing of sales and purchases of those assets. Although we and our affiliates intend to monitor the assets of such Investment Products’ subsidiaries regularly, there can be no assurance that such Investment Products’ subsidiaries will be able to maintain their exclusion from registration. In that regard, if any such Investment Products were required to register as investment companies under the Investment Company Act, the applicable restrictions could make it impractical for our subsidiaries to continue to provide services to such Investment Products, which could have an adverse effect on our business.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

and

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Information relating to directors, executive officers and significant employees, election of directors, director independence, and compensation of our directors and executive officers can be found under “Item 3. Directors and Officers” of the Company’s Annual Report for the fiscal year ended December 31, 2022 on Form 1-K, which can be found here and is incorporated herein by reference.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Information relating to transactions or currently proposed transactions to which the Company, any of our subsidiaries, and certain other persons had or are to have a direct or indirect material interest, including stock issuances, Series A preferred stock financing, investors’ rights agreement, right of refusal and co-sale agreement, voting agreement, real estate transactions, investments in Company convertible notes, and investments in Investment Products and Notes Program can be found under “Item 5. Interest of Management and Others in Certain Transactions” of the Company’s Annual Report for the fiscal year ended December 31, 2022 on Form 1-K, which can be found here and is incorporated herein by reference.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Information relating to security ownership of management and certain securityholders can be found under “Item 4. Security Ownership of Management and Certain Securityholders” of the Company’s Annual Report for the fiscal year ended December 31, 2022 on Form 1-K, which can be found here and is incorporated herein by reference.

SECURITIES BEING OFFERED

General

The following is a summary of the rights of holders of our Class B Common Stock (the securities being offered), as well as the rights of holders of our other classes of common stock and preferred stock, and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws as they are currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and bylaws, copies of which will be filed as exhibits to this offering circular.

Pursuant to our amended and restated certificate of incorporation, we have the authority to issue an aggregate of 106,000,000 shares of capital stock, consisting of (i) 91,000,000 shares of common stock, par value $0.0001 per share, of which 43,000,000 are designated as “Class A Common Stock,” 38,000,000 are designated as “Class B Common Stock,” and 10,000,000 are designated as “Class F Common Stock” and (ii) 15,000,000 shares of preferred stock, par value $0.0001 per share, all of which are designated as “Series A Preferred Stock.”

Selected provisions of our organizational documents are summarized below. In addition, you should be aware that the summary below does not describe or give full effect to the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

The Company’s Common Stock shares issued and outstanding are shown as of June 30, 2023 in the following table:

	Class A Common Stock		Class B Common Stock		Class F Common Stock
As of	Shares Issued	Shares Outstanding(1)	Shares Issued	Shares Outstanding(2)	Shares Issued	Shares Outstanding
December 31, 2016	2,884,400	2,640,775	-	-	10,000,000	10,000,000
December 31, 2017	2,886,900	2,529,087	3,584,009	3,567,927	10,000,000	10,000,000
December 31, 2018	2,886,900	2,468,465	5,812,127	5,767,747	10,000,000	10,000,000
December 31, 2019	2,887,359	2,467,206	9,237,653	9,107,855	10,000,000	10,000,000
December 31, 2020	2,887,359	2,454,394	11,790,663	11,481,550	10,000,000	10,000,000
December 31, 2021	2,888,859	2,455,894	15,454,237	15,008,588	10,000,000	10,000,000
December 31, 2022	2,888,859	2,455,894	19,322,411	18,758,938	10,000,000	10,000,000
June 30, 2023	2,888,859	2,455,894	20,211,150	19,531,688	10,000,000	10,000,000

(1)	Class A Shares Outstanding include vested and unvested shares but do not included forfeited shares that have been returned to the Company.

(2)	Class B Shares Outstanding include shares sold during this offering that have been subsequently redeemed.

Voting rights. Except as required by applicable law, the holders of our Class B Common Stock are not entitled to vote on any matters submitted to a vote of stockholders. Holders of our Class F Common Stock are entitled to ten (10) votes for each share held of record on all matters submitted to a vote of stockholders. Holders of our Class A Common Stock are entitled to one (1) vote for each share held of record on all matters submitted to a vote of stockholders. The holders of outstanding Class A Common Stock and Class F Common Stock will at all times vote together as one class on all matters, and are entitled to elect two directors at any election of directors.

Dividends, distributions and stock splits. Holders of our common stock, on a pari passu basis with holders of our preferred stock, are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. In the event that such dividends are paid in the form of shares of common stock or rights to acquire common stock, the holders may only receive such shares or rights to acquire such shares from their respective classes of stock.

Liquidation. In the event of any (i) sale of all or substantially all of the our assets, (ii) our merger or consolidation with or into another entity (unless it is a merger or consolidation in which the holders of our capital stock immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of our capital stock or the capital stock of the surviving or acquiring entity), (iii) closing of the transfer of our securities to a person or group of affiliated persons (other than an underwriter of our securities) if after such closing such person or group of affiliated persons would hold 50% or more of our outstanding voting stock (or of the surviving or acquiring entity), or (iv) dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary ((i) through (iv) each being a “Liquidation Event”), after payment of our debts and other liabilities and making provisions for any holders of our preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully paid. All the shares of our common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Conversion rights. Holders of our Class B Common Stock do not have any conversion rights. Holders of our Class F Common Stock may convert each share of Class F Common Stock into one fully paid and nonassessable share of Class A Common Stock at any time upon written notice to our transfer agent. Each share of Class F Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock upon transfer, provided however, that such automatic conversion will not be triggered if (i) such transfer is between (x) a Class F stockholder (or any of such Class F stockholder’s Permitted Entities (as such term is defined in our amended and restated certificate of incorporation)) and (y) any other Class F stockholder or such Class F stockholder’s Permitted Entities or (ii) a transfer by a Class F stockholder to any of the Permitted Entities. Each share of Class F Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such holder of Class F.

Registration rights. Holders of our common stock have no preemptive or other rights to subscribe for our securities. Certain holders of our Class F Common Stock have piggyback registration rights pursuant to our Amended and Restated Investors’ Rights Agreement dated as of April 14, 2014 (the “IRA”).

Transfer restrictions. Holders of our Class B Common Stock may not transfer, assign, pledge or otherwise dispose of or encumber shares of Class B Common Stock (or any interest therein) without the prior written consent of our board of directors, or our chief executive officer if our board of directors delegates such authority. Notwithstanding the foregoing, such transfer restrictions shall not apply (i) in the case of a holder of Class B Common Stock who is an individual, to certain transfers made without consideration for bona fide estate planning purposes and (ii) in the case of a holder of Class B Common Stock that is an entity, to certain transfers made without consideration to such entity’s stockholders, members, partners, other equity holders or affiliates.

Lockup. Pursuant to the subscription agreement, included in this Offering Circular as Appendix A, holders of our Class B Common Stock may not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial registered public offering (“IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) sell or otherwise transfer or dispose of any shares of Class B Common Stock (including, without limitation, pursuant to Rule 144 under the Securities Act) held by them. The underwriters in connection with the Company’s IPO are intended third-party beneficiaries of the lockup. If requested by the underwriter engaged by the Company, each holder of our Class B Common Stock will be required to execute a separate letter confirming his or her agreement to comply with the lockup.

Personal Conduct Repurchase Option. In the event that a holder of our Class B Common Stock fails to conform his/her/its personal conduct to common and accepted standards of good citizenship or conducts himself/herself/itself in a way that reflects poorly upon us, as determined by our board of directors in its sole, but good faith, discretion, our board of directors may elect, at its sole discretion, to cause us to repurchase all, but not less than all, of the shares of Class B Common Stock held by such holder of Class B Common Stock. In connection with any repurchase of Class B Common Stock, the price paid to the applicable holder of Class B Common Stock shall be equal to the aggregate original purchase price paid for the shares plus all declared but unpaid dividends on such shares.

Inspection Rights. Section 220 of the General Corporation Law of Delaware allows a stockholder of a company to inspect for any proper purpose, a company’s stock ledger, list of stockholders, and other books and records and the books and records of a company’s subsidiary in certain circumstances. Holders of our Class B Common Stock agree to waive the inspection rights set forth in Section 220 of the General Corporation Law of Delaware. However, as a company subject to the reporting requirements under Regulation A, we must publicly file certain annual, semi-annual and current reports, which will include annual audited financials and management’s discussion and analysis of financial condition and results of operations.

Preferred Stock

As of June 30, 2023, 11,865,046 shares of Series A Preferred Stock are issued and outstanding.

Voting rights. Each share of our preferred stock is entitled to one vote for each share of Class A Common Stock into which such preferred stock could then be converted, and with respect to such vote, such holder will have equal voting rights and powers to that of holders of Class A Common Stock. So long as at least 2,500,000 shares of Series A Preferred Stock remain outstanding, the holders of such shares of Series A Preferred Stock are entitled to elect one director at any election of directors and are entitled to certain protective provisions.

Dividends, distributions and stock splits. Holders of our preferred stock are entitled to receive dividends on a pari passu basis with holders of shares of common stock when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends. Dividends will be distributed among holders of preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock were converted.

Liquidation. In the event of any Liquidation Event, the holders of preferred stock are entitled to receive, prior and in preference to the holders of common stock, an amount per share equal to the sum of the applicable original issue price of $2.1872 per share, plus declared but unpaid dividends on such share.

Conversion rights. Holders of our preferred stock may convert each share of preferred stock into such number of fully paid and nonassessable shares of Class A Common Stock, determined by dividing the applicable original issue price for such shares of preferred stock by the applicable conversion price for such series, as adjusted for certain anti-dilution protections. The issuance of our Class B Common Stock has not and will not trigger any conversion price adjustments for the preferred stock. Each share of preferred stock will automatically convert into shares of Class A Common Stock at the conversion rate at the time in effect, immediately upon the earlier of the closing of the sale of our common stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act or the date or event specified by vote, written consent or agreement of the holders of a majority of the then outstanding shares of preferred stock.

Other rights. Holders of our preferred stock have other rights such as demand, piggyback, and S-3 registration rights, information rights and preemptive rights pursuant to the IRA. The holders of our preferred stock also have rights of first refusal and co-sale with respect to certain transfers made by certain holders of our common stock. In addition to the requirements set forth in Section 160 of the Delaware General Corporation Law, no capital stock may be repurchased or redeemed by us without the approval of the majority of the then outstanding shares of our preferred stock, except for the repurchase of shares of common stock from persons performing services for us pursuant to agreements under which we have the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, pursuant to a right of first refusal.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation permits us to provide indemnification of directors and officers to the fullest extent permitted by law. Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

We have also entered into separate indemnification agreements with our directors and executive officers that are, in some cases, broader than the specific indemnification provisions contained in our amended and restated certificate of incorporation, bylaws or the Delaware General Corporation Law.

The indemnification agreements require us, among other things, to indemnify executive officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. We are also required to advance amounts to or on behalf of our officers and directors in the event of claims or actions against them. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as our directors and executive officers.

Anti-Takeover Effects of Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation, bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Delaware Law

Section 203 of the Delaware General Corporation Law, an anti-takeover provision, generally prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10.0% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15.0% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15.0% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; or

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85.0% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors;

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder; or

•	we do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders.

Although Section 203 is not applicable to us as of the date of this offering circular, because we do not currently have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, we may become subject to Section 203 in the future. In the event that we become subject to Section 203 or otherwise, our stockholders may, by adopting an amendment to our amended and restated certificate of incorporation or bylaws, elect for us not to be governed by Section 203, effective 12 months after adoption. Currently, neither our amended and restated certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that, if applicable to us, the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors.

Amended and Restated Certificate of Incorporation and Bylaw Provisions

Appointment and Removal of Officers and Directors. Members of our board of directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors, with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of our directors then in office, though less than a quorum. In lieu of filling any vacancy, the board of directors may reduce the number of directors. The board of directors may, by resolution passed by a majority of the whole board of directors, establish one or more committees consisting of one or more directors that can exercise all the powers and authority of the board of directors, limited by any action expressly required by the Delaware General Corporation Law to be submitted for stockholder approval or the amendment of the bylaws.

Our officers consist of one or more presidents, a treasurer, a secretary, and such other officers, including, without limitation, a chief executive officer and one or more vice presidents, assistant vice presidents, assistant treasurers and assistant secretaries, as determined by the board of directors. The board of directors may remove any officer with or without cause by a majority vote of the directors.

Amendments to Charter and Bylaws. Generally, we reserve the right to amend, alter, change or repeal any provision contained in our amended and restated certificate of incorporation, except with respect to certificate provisions relating to the indemnification of directors, officers, employees, agents or other persons. The amendment of our amended and restated certificate of incorporation requires the adoption of a resolution by our board of directors and a majority vote of stockholders at either a special meeting or the next annual meeting of stockholders. Any amendment to our bylaws requires the approval of stockholders or the board of directors, provided that (i) the board of directors may not amend any provision of the bylaws which by law, by our amended and restated certificate of incorporation or by our bylaws requires action by the stockholders and (ii) any amendment of our bylaws by the board of directors and any new bylaws adopted by the board of directors may be amended by the stockholders.

Restrictions on Transferability. Our Amended and Restated Certificate of Incorporation contains restrictions on the holders of Class B Common Stock to transfer their shares. See “Plan of Distribution – Transferability of our Class B Common Stock” for more information.

Transfer Agent

In December 2017, Fundrise Advisors entered into an agreement with Computershare Inc., and its wholly-owned subsidiary Computershare Trust Company, N.A. (together with Computershare, Inc., “Computershare”), whereby Computershare agreed to act as our transfer agent.

PLAN OF DISTRIBUTION

We are offering up to 3,085,000 shares of our Class B Common Stock pursuant to this offering circular, which represents the value of the shares available to be offered as of July 14, 2023 out of the rolling 12-month maximum offering amount of $75 million in our Class B Common Stock taking into account $25.9 million in shares of Class B Common Stock sold over the prior 12-month period. Our Class B Common Stock being offered hereby will be primarily offered by associated persons of ours through the Fundrise Platform at www.fundrise.com. In conducting this offering, such persons intend to rely on the exemption from registration contained in Exchange Act Rule 3a4-1. For additional information about the Fundrise Platform, please see “Offering Circular Summary—About the Fundrise Platform.”

The Fundrise Platform is not subject to the registration requirements of Section 304 of the JOBS Act because it does not offer and sell securities pursuant to Section 4(a)(6) of the Securities Act, and, therefore, does not meet the definition of a “funding portal.”

This offering circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on the Fundrise Platform website, as well as on the SEC’s website at www.sec.gov.

In order to subscribe to purchase our Class B Common Stock, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement in the form attached to this offering circular as Appendix A, and wire or ACH funds for its subscription amount in accordance with the instructions provided therein.

Settlement may occur up to 30 days after a prospective investor submits a subscription agreement, depending on the volume of subscriptions received. An investor will become a stockholder, including for U.S. federal income tax purposes, and the shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a stockholder.

We intend to initially limit the offer and sale of our Class B Common Stock in this offering solely to investors who have purchased one or more investments sponsored by us.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Section 18(b)(4)(D)(ii) of the Securities Act. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

State Law Exemption and Offerings to “Qualified Purchasers”

Our Class B Common Stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that our Class B Common Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Class B Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Class B Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our Class B Common Stock is being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our Class B Common Stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Certificates Will Not be Issued

We will not issue certificates. Instead, our Class B Common Stock will be recorded and maintained on our share register.

Transferability of our Class B Common Stock

Holders of our Class B Common Stock may not transfer, assign, pledge or otherwise dispose of or encumber shares of Class B Common Stock (or any interest therein) without the prior written consent of our board of directors, or our chief executive officer if our board of directors delegates such authority. Notwithstanding the foregoing, such transfer restrictions shall not apply (i) in the case of a holder of Class B Common Stock who is an individual, to certain transfers made without consideration for bona fide estate planning purposes and (ii) in the case of a holder of Class B Common Stock that is an entity, to certain transfers made without consideration to such entity’s stockholders, members, partners, other equity holders or affiliates.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We are offering our Class B Common Stock on a best efforts basis primarily through the online Fundrise Platform.

Advertising, Sales and other Promotional Materials

In addition to this offering circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, the past performance of our Company and our affiliates, property brochures, articles and publications concerning real estate, or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our Class B Common Stock, these materials will not give a complete understanding of this offering, us or our Class B Common Stock and are not to be considered part of this offering circular. This offering is made only by means of this offering circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in our Class B Common Stock.

HOW TO SUBSCRIBE

Subscription Procedures

We intend to initially limit the offer and sale of our Class B Common Stock in this offering solely to investors who have purchased one or more of the investments sponsored by us. Investors seeking to purchase our Class B Common Stock who have purchased one or more investments sponsored by us and who satisfy the “qualified purchaser” standards (see “State Law Exemption and Purchase Restrictions”) should proceed as follows:

•	Read this entire offering circular and any supplements accompanying this offering circular.

•	Electronically complete and execute a copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included in this offering circular as Appendix A.

•	Electronically provide ACH instructions to us for the full purchase price of our Class B Common Stock being subscribed for; note, however, that for subscriptions in excess of $500,000, we will require that the purchase price of our Class B Common Stock be submitted via bank wire.

By executing the subscription agreement and paying the total purchase price for our Class B Common Stock subscribed for, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets the minimum standards of a “qualified purchaser”, and that such subscription for Class B Common Stock does not exceed 10% of the greater of such investor’s annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Subscriptions will be binding upon investors and will be accepted or rejected within 45 days of receipt by us.

We will not draw funds from any subscriber until the date your subscription is accepted. If we accept your subscription, we will email you a confirmation.

Minimum Purchase Requirements

There is no minimum investment requirement for our Class B Common Stock.

Residents of the State of Washington

For investors and potential investors who are residents of the State of Washington, please send all correspondence, including any questions or comments, to washingtonstate@fundrise.com.

LEGAL MATTERS

Certain legal matters, including the validity of shares of Class B Common Stock offered hereby, have been passed upon for us by Goodwin Procter LLP.

EXPERTS

The consolidated financial statements of Rise Companies Corp as of December 31, 2022 and 2021 and for the years then ended have been audited by KPMG LLP, an independent auditor, as stated in their report thereon and incorporated by reference in this Regulation A Offering Statement and Post-Qualification Offering Circular Amendment, in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

We have not engaged an independent valuation services firm, and do not intend to do so until such time as we are required to do so.

ADDITIONAL INFORMATION

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This offering circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we became subject to the informational reporting requirements that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

The information incorporated by reference herein is an important part of the offering statement and this offering circular. The following documents previously filed with the SEC are incorporated by reference into the offering statement and this offering circular:

•	our Current Reports on Form 1-U filed with the SEC on January 5, 2023, January 5, 2023, February 14, 2023, April 5, 2023, April 12, 2023, May 3, 2023, July 7, 2023, and July 12, 2023;
•	the Company’s Annual Report for the fiscal year ended December 31, 2022 on Form 1-K

You may review these filings on our website and may also request a copy of these filings at no cost, by writing, emailing or telephoning us at:

Rise Companies Corp.

Attention: Investor Relations

11 Dupont Circle NW

9th Floor

Washington, DC 20036

investments@fundrise.com

(202) 584-0550

So long as we remain subject to the periodic reporting requirements of Regulation A, within 120 days after the end of each fiscal year we will file on the SEC’s EDGAR website an annual report on Form 1-K. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to stockholders.

We also maintain a website at www.fundrise.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this offering circular.

FINANCIAL STATEMENTS OF RISE COMPANIES CORP.

The financial statements of the Company can be found under “Item 7. Financial Statements” of the Company’s Annual Report for the fiscal year ended December 31, 2022 on Form 1-K, which can be found here and is incorporated herein by reference.

APPENDIX A

FORM OF SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT

FOR Qualified Purchasers

RISE COMPANIES CORP.

A DELAWARE CORPORATION

This is a Subscription for

Class B Common Stock of

Rise Companies Corp. (“Fundrise”)

THIS SUBSCRIPTION AGREEMENT (this “Agreement” or this “Subscription”) is made and entered into as of _____________________, by and between the undersigned (the “Subscriber,” “Investor,” or “you”) and Rise Companies Corp., a Delaware corporation (“Fundrise” or “we” or “us” or “our”), with reference to the facts set forth below.

WHEREAS, subject to the terms and conditions of this Agreement, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by Fundrise) certain shares of Class B Common Stock (the “Shares”), as set forth in Section 1 and on the signature page hereto, offered pursuant to the most recent Offering Circular of Fundrise (the “Offering Circular”) qualified by the Securities and Exchange Commission (the “SEC”).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Subscription for and Purchase of the Shares.

1.1           Subject to the express terms and conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the Shares (the “Purchase”) in the amount of the purchase price (the “Purchase Price”) set forth on the signature page to this Agreement.

1.2           There is no minimum subscription requirement.

1.3           The offering of Shares is described in the Offering Circular, that is available through the online website platform www.fundrise.com (the “Fundrise Platform”), which is owned and operated by Fundrise, LLC, a wholly owned subsidiary of Fundrise, as well as on the SEC’s EDGAR website. Please read this Agreement, the Offering Circular and exhibits thereto, including our corporate governance documents. While they are subject to change, as described below, Fundrise advises you to print and retain a copy of these documents for your records. By signing electronically below, you agree to the following terms together with the Terms and Conditions and the Terms of Use, consent to Fundrise, LLC’s Privacy Policy, and agree to transact business with us and to receive communications relating to the Shares electronically.

1.4           Fundrise has the right to reject this Subscription in whole or in part for any reason. The Subscriber may not cancel, terminate or revoke this Agreement, which, in the case of an individual, shall survive his death or disability and shall be binding upon the Subscriber, his heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

1.5           Once you make a funding commitment to purchase Shares, it is irrevocable until the Shares are issued, the Purchase is rejected by Fundrise, or Fundrise otherwise determines not to consummate the transaction.

1.6           The undersigned has received and read a copy of the Fundrise’s amended and restated certificate of incorporation, as amended from time to time (the “Certificate of Incorporation”) and Fundrise’s bylaws, as amended from time to time (the “Bylaws”) and agrees that its execution of this Subscription Agreement constitutes its consent to the Certificate of Incorporation and the Bylaws, and, that upon acceptance of this Subscription Agreement by Fundrise, the undersigned will become a stockholder of Fundrise as a holder of Shares. When this Subscription Agreement is countersigned by the Company, the Certificate of Incorporation and the Bylaws shall be binding upon the undersigned as of the settlement date.

2.	Purchase of the Shares.

2.1           The Subscriber understands that the Purchase Price is payable with the execution and submission of this Agreement, and accordingly, is submitting herewith to Fundrise the Purchase Price as agreed to by Fundrise on the Fundrise Platform.

2.2           If Fundrise returns the Subscriber’s Purchase Price to the Subscriber, Fundrise will not pay any interest to the Subscriber.

2.3           If this Subscription is accepted by Fundrise, the Subscriber agrees to comply fully with the terms of this Agreement, the Shares and all other applicable documents or instruments of Fundrise, including the Certificate of Incorporation and the Bylaws. The Subscriber further agrees to execute any other necessary documents or instruments in connection with this Subscription and the Subscriber’s purchase of the Shares.

2.4           In the event that this Subscription is rejected in full or the offering is terminated, payment made by the Subscriber to Fundrise for the Shares will be refunded to the Subscriber without interest and without deduction, and all of the obligations of the Subscriber hereunder shall terminate. To the extent that this Subscription is rejected in part, Fundrise shall refund to the Subscriber any payment made by the Subscriber to Fundrise with respect to the rejected portion of this Subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this Subscription, which shall terminate.

2.5           To the extent that the funds are not ultimately received by Fundrise or are subsequently withdrawn by the Subscriber, whether due to an ACH chargeback or otherwise, the Subscription Agreement will be considered terminated, and the Subscriber shall not be entitled to any shares subscribed for or dividends that may have accrued.

3.	Investment Representations and Warranties of the Subscriber. The Subscriber represents and warrants to Fundrise the following:

3.1           The information that the Subscriber has furnished herein, including (without limitation) the information furnished by the Subscriber to Fundrise, LLC, a wholly owned subsidiary of Fundrise, upon signing up for the Fundrise Platform regarding whether Subscriber qualifies as (i) an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”) and/or (ii) a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that Fundrise accepts this subscription. Further, the Subscriber shall immediately notify Fundrise of any change in any statement made herein prior to the Subscriber’s receipt of Fundrise’s acceptance of this Subscription, including, without limitation, Subscriber’s status as an “accredited investor” and/or “qualified purchaser”. The representations and warranties made by the Subscriber may be fully relied upon by Fundrise and by any investigating party relying on them.

3.2           The Subscriber, if an entity, is, and shall at all times while it holds Shares remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. The Subscriber, if a natural person, is eighteen (18) years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America. The principal place of business or principal residence of the Subscriber is as shown on the signature page of this Agreement.

3.3           The Subscriber has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by Fundrise, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

3.4           At no time has it been expressly or implicitly represented, guaranteed or warranted to the Subscriber by Fundrise or any other person that:

a.	A percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment; or

b.	The past performance or experience on the part of Fundrise and/or its officers or directors does not in any way indicate the predictable or probable results of the ownership of the Shares or the overall Fundrise venture.

3.5           The Subscriber has received this Agreement, the Offering Circular, the Certificate of Incorporation and the Bylaws. The Subscriber and/or the Subscriber’s advisors, who are not affiliated with and not compensated directly or indirectly by Fundrise or an affiliate thereof, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with Fundrise and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect Subscriber’s own interests in connection with the Purchase.

3.6           The Subscriber understands that the Shares being purchased are a speculative investment which involves a substantial degree of risk of loss of the Subscriber’s entire investment in the Shares, and the Subscriber understands and is fully cognizant of the risk factors related to the purchase of the Shares. The Subscriber has read, reviewed and understood the risk factors set forth in the Offering Circular.

3.7           The Subscriber understands that any forecasts or predictions as to Fundrise’s performance are based on estimates, assumptions and forecasts that Fundrise believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

3.8           The Subscriber is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time. The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Subscriber’s entire investment in Fundrise.

3.9           The amount of Shares being purchased by the Subscriber does not exceed 10% of the greater of the Subscriber’s annual income or net worth (for natural persons), or 10% of the greater of Subscriber’s annual revenue or net assets at fiscal year-end (for non-natural persons).

3.10         The Subscriber has had an opportunity to ask questions of Fundrise or anyone acting on its behalf and to receive answers concerning the terms of this Agreement and the Shares, as well as about Fundrise and its business generally, and to obtain any additional information that Fundrise possesses or can acquire without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in this Agreement. Further, all such questions have been answered to the full satisfaction of the Subscriber.

3.11         The Subscriber agrees to provide any additional documentation Fundrise may reasonably request, including documentation as may be required by Fundrise to form a reasonable basis that the Subscriber qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Act, or otherwise as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, or as may be required by the securities administrators or regulators of any state, to confirm that the Subscriber meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.

3.12         The Subscriber understands that no state or federal authority has scrutinized this Agreement or the Shares offered pursuant hereto, has made any finding or determination relating to the fairness for investment of the Shares, or has recommended or endorsed the Shares, and that the Shares have not been registered or qualified under the Act or any state securities laws, in reliance upon exemptions from registration thereunder.

3.13         [Reserved].

3.14         The Subscriber is subscribing for and purchasing the Shares without being furnished any offering literature, other than the Offering Circular, the Certificate of Incorporation, the Bylaws and this Agreement, and such other related documents, agreements or instruments as may be attached to the foregoing documents as exhibits or supplements thereto, or as the Subscriber has otherwise requested from Fundrise in writing, and without receiving any representations or warranties from Fundrise or its agents and representatives other than the representations and warranties contained in said documents, and is making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by the Subscriber or Subscriber’s advisors.

3.15         The Subscriber’s true and correct full legal name, address of residence (or, if an entity, principal place of business), phone number, electronic mail address, United States taxpayer identification number, if any, and other contact information are accurately provided on signature page hereto. The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to Fundrise. The Subscriber has no present intention of becoming a resident of any other state or jurisdiction.

3.16         The Subscriber is subscribing for and purchasing the Shares solely for the Subscriber’s own account, for investment purposes only, and not with a view toward or in connection with resale, distribution (other than to its shareholders or members, if any), subdivision or fractionalization thereof. The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Shares, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Shares, and the Subscriber has no plans to enter into any such agreement or arrangement.

3.17         The Subscriber represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber. The Subscriber confirms that the consummation of the transactions envisioned herein, including, but not limited to, the Subscriber’s Purchase, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of citizenship and residence.

3.18         Fundrise’s intent is to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”).

For purposes of this Section 3.18, the following terms shall have the meanings described below:

“Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure;

“Foreign Shell Bank” shall mean a Foreign Bank without a presence in any country;

“Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank;

“Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as noncooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur;

“Prohibited Investor” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to Fundrise in connection therewith;

“Related Person” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan;

“Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

Subscriber hereby represents, covenants, and agrees that, to the best of Subscriber’s knowledge based on reasonable investigation:

(a)	None of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

(b)	To the extent within the Subscriber’s control, none of the Subscriber’s funds tendered for the Purchase Price will cause Fundrise or any of its personnel or affiliates to be in violation of federal anti-money laundering laws, including (without limitation) the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and/or any regulations promulgated thereunder.

(c)	When requested by Fundrise, the Subscriber will provide any and all additional information, and the Subscriber understands and agrees that Fundrise may release confidential information about the Subscriber and, if applicable, any underlying beneficial owner or Related Person[1] to U.S. regulators and law enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. Fundrise reserves the right to request any information as is necessary to verify the identity of the Subscriber and the source of any payment to Fundrise. In the event of delay or failure by the Subscriber to produce any information required for verification purposes, the subscription by the Subscriber may be refused.

(d)	Neither the Subscriber, nor any person or entity controlled by, controlling or under common control with the Subscriber, any of the Subscriber’s beneficial owners, any person for whom the Subscriber is acting as agent or nominee in connection with this investment nor, in the case of an Subscriber which is an entity, any Related Person is:

(i)	a Prohibited Investor;

(ii)	a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;

(iii)	a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or Bank without a physical presence in any country, but does not include a regulated affiliate;

(iv)	a person or entity who gives Subscriber reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

(e)	The Subscriber hereby agrees to immediately notify Fundrise if the Subscriber knows, or has reason to suspect, that any of the representations in this Section 3.18 have become incorrect or if there is any change in the information affecting these representations and covenants.

(f)	The Subscriber agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, Fundrise may undertake appropriate actions, and the Subscriber agrees to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to segregation and/or redemption of the Subscriber’s interest in the Shares.

3.19         The Subscriber confirms that the Subscriber has been advised to consult with the Subscriber’s independent attorney regarding legal matters concerning Fundrise and to consult with independent tax advisers regarding the tax consequences of investing through Fundrise. The Subscriber acknowledges that Subscriber understands that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. The Subscriber acknowledges and agrees that Fundrise is providing no warranty or assurance regarding the ultimate availability of any tax benefits to the Subscriber by reason of the Purchase.

4.	Waiver of Statutory Information Rights. The Subscriber acknowledges and understands that, but for the waiver made herein, the Subscriber would be entitled, upon written demand under oath stating the purpose thereof, to inspect for any proper purpose, and to make copies and extracts from, Fundrise’s stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of Fundrise, if any, under the circumstances and in the manner provided in Section 220 of the General Corporation Law of Delaware (any and all such rights, and any and all such other rights of the Subscriber as may be provided for in Section 220, the “Inspection Rights”). In light of the foregoing, until the first sale of securities of Fundrise to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Act, the Subscriber hereby unconditionally and irrevocably waives the Inspection Rights, whether such Inspection Rights would be exercised or pursued directly or indirectly pursuant to Section 220 or otherwise, and covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights. The foregoing waiver shall not affect any rights of a director, in his or her capacity as such, under Section 220.

5.	Restriction on Transfers

5.1            Before any Subscriber of Shares may transfer, assign, pledge, or otherwise dispose of or encumber Shares (or any interest therein) to another prospective holder, such Subscriber must obtain the prior written consent of the corporation upon resolutions duly approved by the Board of Directors, which consent may be withheld in its sole discretion.

5.2           Notwithstanding the foregoing, the provisions of this Section 5.1 shall not apply to the following transactions:

(a)	in the case of a Subscriber who is an individual, the transfer without consideration of any Shares made for bona fide estate planning purposes, either during a Subscriber’s lifetime or on death by will or intestacy to (i) his or her spouse or Spousal Equivalent, child (natural or adopted), sibling, or any other direct lineal antecedent or descendant of such Subscriber (or his or her spouse or Spousal Equivalent) (all of the foregoing collectively referred to as “family members”), or any other relative approved by the Corporation upon resolutions duly approved by the Board of Directors or (ii) any custodian or trustee of any trust, partnership or limited liability company solely for the benefit of, or the ownership interests of which are owned wholly by, such Subscriber or any such family members. “Spousal Equivalent” as used herein shall mean an individual who is registered with any state governmental entity as a domestic partner of the relevant person to whom such individual may be a Spousal Equivalent (a “Registered Domestic Partner”) or who (i) irrespective of whether or not the relevant person to whom such individual may be a Spousal Equivalent and the Spousal Equivalent are the same sex, they are the sole spousal equivalent of the other for the last twelve (12) months, (ii) they intend to remain so indefinitely, (iii) neither are married to anyone else nor a Registered Domestic Partner with anyone else, (iv) both are at least 18 years of age and mentally competent to consent to contract, (v) they are not related by blood to a degree of closeness that which would prohibit legal marriage in the state in which they legally reside, (vi) they are jointly responsible for each other’s common welfare and financial obligations, and (vii) they reside together in the same residence for the last twelve (12) months and intend to do so indefinitely; or

(b)	in the case of a Subscriber that is an entity, the transfer without consideration of any Shares by a Subscriber to its stockholders, members, partners, other equity holders, or affiliates.

5.3           In the case of any transfer consented to by the corporation or described in Section 5.2 above or otherwise, the transferee, assignee, or other recipient shall receive and hold the Shares subject to the provisions of this Section 5, and there shall be no further transfer of such stock except in accordance with this Section 5.1, Section 5.2 and Section 5.3.

6.	Lockup Provision.

6.1           Each Subscriber hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial registered public offering (“IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) sell or otherwise transfer or dispose of any Shares (including, without limitation, pursuant to Rule 144 under the Securities Act) held by him or her.

6.2           The underwriters in connection with the Company’s IPO are intended third-party beneficiaries of this Section 6 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. If requested by the underwriter engaged by the Company, each Subscriber shall execute a separate letter confirming his or her agreement to comply with this Section.

7.	Tax Forms. The Subscriber will also need to complete an IRS Form W-9 or the appropriate IRS Form W-8, which should be returned directly to us via the Fundrise Platform. The Subscriber certifies that the information contained in the executed copy (or copies) of IRS Form W-9 or appropriate IRS Form W-8 (and any accompanying required documentation), as applicable, when submitted to us will be true, correct and complete. The Subscriber shall (i) promptly inform us of any change in such information, and (ii) furnish to us a new properly completed and executed form, certificate or attachment, as applicable, as may be required under the Internal Revenue Service instructions to such forms, the Internal Revenue Code of 1986, as amended, or any applicable Treasury Regulations or as may be requested from time to time by us.

8.	Personal Conduct Repurchase Option for the Shares.

8.1           In the event that the Subscriber fails to conform his/her/its personal conduct to common and accepted standards of good citizenship or conducts himself/herself/itself in a way that reflects poorly upon Fundrise, as determined by the Board of Directors of Fundrise (the “Board”) in its sole, but good faith discretion, the Board may elect, at its sole discretion, to cause Fundrise to repurchase all, but not less than all, of the Shares held by the Subscriber; provided, however that the Board may delegate the power to make the decision to cause Fundrise to repurchase the Subscriber’s Shares under this Section 8 to Fundrise’s Chief Executive Officer (the “CEO”).

8.2           In the event that the Board (or the CEO if the Board has delegated its power to the CEO), elects to cause Fundrise to repurchase any Shares pursuant to this Section 8, Fundrise shall, within fifteen (15) business days of such election, send written notice to the Subscriber stating that Fundrise is exercising its right to repurchase the Subscriber’s Shares pursuant to Section 8 (the “Repurchase Notice”).

8.3           In connection with any repurchase by Fundrise of Shares pursuant to this Section 8, the price paid to the Subscriber shall be equal to the aggregate original purchase price paid for the Shares plus all declared but unpaid dividends on such shares (the “Repurchase Price”). The Repurchase Price paid pursuant to this Section 8 shall be delivered to the Subscriber within fifteen (15) business days after the Repurchase Notice is provided to the Subscriber. The date on which Fundrise pays or tenders the Repurchase Price to the Subscriber shall be referred to herein as the “Repurchase Date”.

8.4           On or before the Repurchase Date, the Subscriber shall surrender any certificate or certificates representing such Shares (or, if the Subscriber alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to Fundrise to indemnify Fundrise against any claim that may be made against Fundrise on account of the alleged loss, theft or destruction of such certificate) to Fundrise, in the manner and at the place designated in the Repurchase Notice.

8.5           On the Repurchase Date, notwithstanding that the certificates evidencing any of the Shares so called for repurchase shall not have been surrendered, all rights with respect to such Shares shall forthwith after the Repurchase Date terminate. Any Shares that are repurchased shall be automatically and immediately cancelled and retired.

9.	No Advisory Relationship. You acknowledge and agree that the purchase and sale of the Shares pursuant to this Agreement is an arms-length transaction between you and Fundrise. In connection with the purchase and sale of the Shares, Fundrise is not acting as your agent or fiduciary. Fundrise assumes no advisory or fiduciary responsibility in your favor in connection with the Shares or the corresponding project investments. Fundrise has not provided you with any legal, accounting, regulatory or tax advice with respect to the Shares, and you have consulted your own respective legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

10.	Bankruptcy. In the event that you file or enter bankruptcy, insolvency or other similar proceeding, you agree to use the best efforts possible to avoid Fundrise being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) you be allowed by Fundrise to return the Shares to Fundrise for a refund or (ii) Fundrise be mandated or ordered to redeem or withdraw Shares held or owned by you.

11.	Miscellaneous Provisions.

11.1         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflicts of laws principles thereof).

11.2         All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by electronic mail to such address as set forth for the Subscriber at the records of Fundrise (or that you submitted to us via the Fundrise Platform). You shall send all notices or other communications required to be given hereunder to Fundrise via email at investments@fundrise.com (with a copy to be sent concurrently via prepaid certified mail to: Rise Companies Corp., 11 Dupont Circle NW, 9th Floor, Washington, DC 20036, Attention: Investor Relations.

Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, “business day” shall mean any day other than a day on which banking institutions in the State of Delaware are legally closed for business.

11.3         This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of Fundrise. Any such assignment, transfer or delegation in violation of this section shall be null and void.

11.4         The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

11.5         Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

11.6         If one or more provisions of this Agreement are held to be unenforceable under applicable law, rule or regulation, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.7         In the event that either party hereto shall commence any suit, action or other proceeding to interpret this Agreement, or determine to enforce any right or obligation created hereby, then such party, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

11.8          This Agreement (including the exhibits and schedules attached hereto) and the documents referred to herein (including without limitation the Shares) constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the Subscriber’s contractual relationship with Fundrise with regard to the matters set forth herein. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between us.

11.9         This Agreement may be executed in any number of counterparts, or facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

11.10       The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The singular number or masculine gender, as used herein, shall be deemed to include the plural number and the feminine or neuter genders whenever the context so requires.

11.11       The parties acknowledge that there are no third party beneficiaries of this Agreement, except for any affiliates of Fundrise that may be involved in the issuance or servicing of Shares on the Fundrise Platform, which the parties expressly agree shall be third party beneficiaries hereof.

12.	Consent to Electronic Delivery. The Subscriber hereby agrees that Fundrise may deliver all notices, financial statements, valuations, reports, reviews, analyses or other materials, and any and all other documents, information and communications concerning the affairs of Fundrise and its investments, including, without limitation, information about the investment, required or permitted to be provided to the Subscriber under the Offering Circular or hereunder by means e-mail or by posting on an electronic message board or by other means of electronic communication, such as the Fundrise Platform. Because Fundrise operates principally on the Internet, you will need to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via the Fundrise Platform or to the email address you provide to us. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to your or our rights, obligations or services under this Agreement (each, a “Disclosure”). The decision to do business with us electronically is yours. This document informs you of your rights concerning Disclosures.

(a)	Scope of Consent. Your consent to receive Disclosures and transact business electronically, and our agreement to do so, applies to any transactions to which such Disclosures relate.

(b)	Consenting to Do Business Electronically. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.

(c)	Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions; and hardware capable of running this software.

(d)	How to Contact Us Regarding Electronic Disclosures. You can contact us via email at investments@fundrise.com. You may also reach us in writing at the following address: Rise Companies Corp., 11 Dupont Circle NW, 9th Floor, Washington, DC 20036, Attention: Investor Support. You agree to keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered e-mail address changes, you must notify us of the change by sending an email to investments@fundrise.com. You also agree to update your registered residence address and telephone number on the Fundrise Platform if they change. You will print a copy of this Agreement for your records, and you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on the Fundrise Platform.

13.	Consent to Electronic Delivery of Tax Documents.

(a)	Please read this disclosure about how we will provide certain documents that we are required by the Internal Revenue Service (the “IRS”) to send to you (“Tax Documents”) in connection with your Shares. A Tax Document provides important information you need to complete your tax returns. Tax Documents include IRS Form 1099. Occasionally, we are required to send you CORRECTED Tax Documents. Additionally, we may include inserts with your Tax Documents. We are required to send Tax Documents to you in writing, which means in paper form. When you consent to electronic delivery of your Tax Documents, you will be consenting to delivery of Tax Documents, including these corrected Tax Documents and inserts, electronically instead of in paper form.

(b)	Agreement to Receive Tax Documents Electronically. By executing this Agreement on the Fundrise Platform, you are consenting in the affirmative that we may send Tax Documents to you electronically, and acknowledging that you are able to access Tax Documents from the site which are made available under “My Account” > “Tax Center”. If you subsequently withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(c)	How We Will Notify You That a Tax Document is Available. On or before the required IRS-designated due date for your Tax Document, you will receive an electronic notification via email when your Tax Documents are ready for access on the Fundrise Platform. Your Tax Documents are maintained on the Fundrise Platform through at least October 15 of the applicable tax year, at a minimum, should you ever need to access them again.

(d)	Your Option to Receive Paper Copies. To obtain a paper copy of your Tax Documents, you can print one by visiting the Fundrise web site. You can also contact us at investments@fundrise.com and request a paper copy.

(e)	Withdrawal of Consent to Receive Electronic Notices. You can withdraw your consent before the Tax Document is furnished by mailing a letter including your name, mailing address, effective tax year, and indicating your intent to withdraw consent to the electronic delivery of Tax Documents to:

Rise Companies Corp.

Attention: Investor Support

11 Dupont Circle NW

9th Floor

Washington, DC 20036

If you withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(f)	Termination of Electronic Delivery of Tax Documents. We may terminate your request for electronic delivery of Tax Documents without your withdrawal of consent in writing in the following instances:

•	You don’t have a password for your Fundrise account
•	Your Fundrise account is closed
•	You were removed from the Fundrise account
•	Your role or authority on the Fundrise account changed in a manner that no longer allows you to consent to electronic delivery
•	We received three consecutive email notifications that indicate your email address is no longer valid
•	We cancel the electronic delivery of Tax Documents

(g)	You Must Keep Your E-mail Address Current With Us. You must promptly notify us of a change of your email address. If your mailing address, email address, telephone number or other contact information changes, you may also provide updated information by contacting us at investments@fundrise.com.

(h)	Hardware and Software Requirements. In order to access and retain Tax Documents electronically, you must satisfy the computer hardware and software requirements as set forth above in Section 12(c) of this Agreement. You will also need a printer if you wish to print Tax Documents on paper, and electronic storage if you wish to download and save Tax Documents to your computer.

15.	Limitations on Damages. IN NO EVENT SHALL FUNDRISE BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

16.	Authority. By executing this Agreement, you expressly acknowledge that you have reviewed this Agreement and the Offering Circular for this particular subscription.

[Signature page to follow]

IN WITNESS WHEREOF, the Subscriber, or its duly authorized representative(s), hereby acknowledges that it has read and understood the risk factors set forth in the Offering Circular, and has hereby executed and delivered this Agreement, and executed and delivered herewith the Purchase Price, as of the date set forth above.

THE SUBSCRIBER:

Print Name of Subscriber

Description of Entity (if applicable)

Signature of Subscriber

Name of Person Signing on behalf of Subscriber

Title (if applicable)

Address of Subscriber:

Telephone:

Email:

Number of Shares Purchased:

Purchase Price:

(Signature Page to Subscription Agreement)

AGREED AND ACCEPTED BY

Rise Companies Corp.

By:
Name:	Benjamin Miller
Title:	Chief Executive Officer

Rise Companies Corp.

11 Dupont Circle NW

9th Floor

Washington, DC 20036

investments@fundrise.com

(202) 584-0550

(Signature Page to Subscription Agreement)

Rise Companies Corp.

UP TO 3,085,000 SHARES OF OUR CLASS B COMMON STOCK

OFFERING CIRCULAR

You should rely only on the information contained in this offering circular. No dealer, salesperson or other individual has been authorized to give any information or to make any representations that are not contained in this offering circular. If any such information or statements are given or made, you should not rely upon such information or representation. This offering circular does not constitute an offer to sell any securities other than those to which this offering circular relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This offering circular speaks as of the date set forth above. You should not assume that the delivery of this offering circular or that any sale made pursuant to this offering circular implies that the information contained in this offering circular will remain fully accurate and correct as of any time subsequent to the date of this offering circular.

[DATE]

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description
2.1*	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 2.1 to Form 1-U filed June 10, 2022)
2.2*	Bylaws (incorporated by reference to Exhibit 2.2 to Form 1-A/A filed on January 20, 2017)
3.1*	Investors’ Rights Agreement, by and among Rise Companies Corp. and certain investors, dated April 14, 2014 (incorporated by reference to Exhibit 3.1 to Form 1-A filed on December 29, 2016)
3.2*	First Refusal and Co-Sale Agreement, by and among Rise Companies Corp. and certain investors, dated April 14, 2014 (incorporated by reference to Exhibit 3.2 ton Form 1-A filed on December 29, 2016)
4.1**	Form of Subscription Package (included in the Offering Circular as Appendix A and incorporated herein by reference)
5.1*	Voting Agreement, by and among Rise Companies Corp. and certain stockholders, dated April 14, 2014 (incorporated by reference to Exhibit 5.1 to Form 1-A filed on December 29, 2016)
6.1*	Second Amended and Restated 2014 Stock Option and Grant Plan (incorporated by reference to Exhibit 6.2 to Form 1-U filed January 21, 2020)
10.1**	Power of Attorney (included on signature page)
11.1**	Consent of Goodwin Procter LLP (included in Exhibit 12.1)
11.2**	Consent of KPMG LLP
12.1**	Opinion of Goodwin Procter LLP as to the legality of the securities being qualified
13.1*	Solicitation of Interest Materials – Emails (incorporated by reference to Exhibit 13.1 to Form 1-A/A filed on January 20, 2017)
13.2*	Solicitation of Interest Materials – Home Page (incorporated by reference to Exhibit 13.2 to Form 1-A/A filed on January 20, 2017)

*   Previously filed

** Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on July 17, 2023.

Rise Companies Corp.

By:	/s/ Benjamin S. Miller
	Name:	Benjamin S. Miller
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Benjamin S. Miller his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Offering Statement on Form 1-A (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Benjamin S. Miller	Chief Executive Officer	July 17, 2023
Benjamin S. Miller	(Principal Executive Officer)

/s/ Alison A. Staloch	Chief Financial Officer	July 17, 2023
Alison A. Staloch	(Principal Financial Officer and Principal Accounting Officer)

/s/ Benjamin S. Miller	Director	July 17, 2023
Benjamin S. Miller

*	Director	July 17, 2023
Brandon T. Jenkins

*	Director	July 17, 2023
Charlotte Liu

*	Director	July 17, 2023
Tal Kerret

*	Director	July 17, 2023
Haniel Lynn

*By:	/s/ Benjamin S. Miller
Attorney-in-Fact